Exhibit 96.2

TECHNICAL REPORT SUMMARY WILPINJONG MINE
In accordance with the requirements of SEC Regulation S-K (subpart 1300)

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TECHNICAL REPORT SUMMARY WILPINJONG MINE
SIGNATURE PAGE

Title:
Technical Report Summary - Wilpinjong Mine, S-K1300
Peabody Energy Corporation (BTU)

Effective Date of Report:
December 31, 2023

Project Location:

The Wilpinjong Mine (WPJ) is a surface coal mine located approximately 40 kilometres (25 miles) north-east of Mudgee in the State of New South Wales, AUSTRALIA near the village of Wollar. Wilpinjong Coal Pty Ltd, a subsidiary of Peabody Energy Corporation, is the operator for the Wilpinjong Mine. WPJ is situated in the Western Coal Field on the north-west margin of the Sydney Basin.

Qualified Person(s) Preparers:
(With responsible report sections listed.)

Peabody Energy Corporation

/s/ Emma Ewart
Geology
Sections:1,2,3,4,5,6,7,8,9,10,11,21,22,23,24,25

/s/ Brian Neilsen
Mining Engineering
Sections: 1,2,3,4,5,12,13,14,15,16,17,18,19,20,21,22,23,24,25

Signature Date:

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TECHNICAL REPORT SUMMARY WILPINJONG MINE

TECHNICAL REPORT SUMMARY WILPINJONG MINE

TECHNICAL REPORT SUMMARY WILPINJONG MINE

TECHNICAL REPORT SUMMARY WILPINJONG MINE

23. RECOMMENDATIONS	99
23.1. Geology and Resources	99
23.2. Mining and Reserves	99
23.3. Environmental, Permitting and Social Considerations	99
23.4. Economic Analysis	99
24. REFERENCES	100
25. RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	102

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Tables

Table 1. Coal Resources by Tenement (Mt)    4
Table 2. Coal Reserves by Tenement    4
Table 3. Summary of Mining Approval Conditions    9
Table 4. Leases    10
Table 5. Summary of Approvals    11
Table 6. Water Licences    12
Table 7. Drilling Statistics    31
Table 8. Wilpinjong Rock Mass Properties    35
Table 9. Relevant Laboratory Standards    44
Table 10. Coal Quality Parameter Statistics    48
Table 11. Wilpinjong Simulated Ash and Yield at Cumulative Float 1.70 rd    49
Table 12. Seams Modelled    51
Table 13. Coal Quality Parameters Modelled    52
Table 14. Drillhole Spacing Radii (m) from Points of Observation derived from Geostatistics    53
Table 15: Degree of Uncertainty    54
Table 16. Coal Resources by Tenement (Mt)    61
Table 17. Coal Resources by Seam (Mt)    61
Table 18. Pit Design Specifications    64
Table 19. ROM and Washed Product Moisture Content by Seam    65
Table 20. Typical Loss and Dilution Assumptions    66
Table 21. Open Cut Coal ROM Reserve by Tenement    67
Table 22. Open Cut Coal ROM Reserves by Seam    67
Table 23. Open Cut Coal ROM Reserves by Pit    68
Table 24. Open Cut Marketable Reserves by Seam    69
Table 25. Open Cut Marketable Reserves by Tenement    70
Table 26. Open Cut Marketable Reserves by Pit    71
Table 27. Slope Design specifications for highwalls at Wilpinjong Coal Mine.    78
Table 28. LOM Production Schedule    83
Table 29. Current Mining Equipment    83
Table 30. Projected Mining Equipment Annual Hours    84
Table 31. EIS Terms of Reference    94
Table 32. Asset Retirement Obligation Cost Summary    96
Table 33. LOM Operating Cost Schedule    97
Table 34. LOM Capital Cost Schedule    98
Table 35. Projected Export Coal Prices (escalated - FOB Newcastle)    99
Table 36. LOM Projected Cashflows    100
Table 37. Financial Modelling KPIs    100
Table 38. Financial Model Sensitivity    101

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figures
Figure 1. General Location Map    1
Figure 2. WPJ Mine Map    3
Figure 3. Coal Control Property Map    10
Figure 4. Access Map - from Mudgee    14
Figure 5. Access Map – from Newcastle    14
Figure 6. NSW Rail Transportation    16
Figure 7. Mine Water Management Schematic    17
Figure 8. Geologic Stratigraphic Column    22
Figure 9. Regional Geology Map    23
Figure 10. Sub plies of the Ulan Seam    25
Figure 11. Geological Cross Section    26
Figure 12. Undifferentiated Intrusives    27
Figure 13. Exploration Drill Hole (within lease) Location Map    32
Figure 14. Ulan Seam Sampling Guide    37
Figure 15 Wilpinjong HQ Borecore Procedure 20191210    41
Figure 16. Wilpinjong Mine Resource Classifications - M4 Seam    55
Figure 17. Wilpinjong Mine Resource Classifications - A12 Seam    56
Figure 18. Wilpinjong Mine Resource Classifications - B1 Seam    56
Figure 19. Wilpinjong Mine Resource Classifications - B23 Seam    57
Figure 20. Wilpinjong Mine Resource Classifications - D1 Seam    57
Figure 21. Wilpinjong Mine Resource Classifications - D2/DD2 Seam    58
Figure 22. Wilpinjong Mine Resource Classifications - E1 Seam    58
Figure 23. Wilpinjong Mine Resource Classifications - G Seam    59
Figure 24. Reserve Plan M4 Seam    72
Figure 25. Reserve Plan A12 Seam    72
Figure 26. Reserve Plan B1 Seam    73
Figure 27. Reserve Plan B23 Seam    73
Figure 28. Reserve Plan C1 Seam    74
Figure 29. Reserve Plan D0 Seam    74
Figure 30. Reserve Plan D1 Seam    75
Figure 31. Reserve Plan D2 Seam    75
Figure 32. Reserve Plan DD2 Seam    76
Figure 33. Reserve Plan E1 Seam    76
Figure 34. Reserve Plan G Seam    77
Figure 35. Waste spoil dump/truck dump design.    79
Figure 36. Mining Sequence Plan    82
Figure 37. Coal Handling and Loading Facilities Map.    85
Figure 38. Coal Preparation Circuit Flowsheet    86
Figure 39. Central Infrastructure Aerial View    87
Figure 40. ROM Coal Stockpiles    89
Figure 41. Product Coal Stockpile Schematic    89
Figure 42. Projected average price compared to Broker Consensus of benchmark Thermal coal    100
Figure 43. Adjacent Mining Projects    103

TECHNICAL REPORT SUMMARY WILPINJONG MINE
1.    EXECUTIVE SUMMARY
1.1.    Disclaimer
This Technical Report Summary for the Wilpinjong Mine (WPJ) has been prepared by a team of qualified persons (QP) on staff at Peabody Energy. The purpose of this statement is to provide a report of the Coal Resources and Reserves in accordance with SK-1300. All information within this report has been prepared based on present knowledge and assumptions.
1.2.    Property Description
The Wilpinjong Coal mine is an existing open-cut coal mining operation situated approximately 40 kilometres (25 miles) north-east of Mudgee in the State of New South Wales (AUSTRALIA) near the village of Wollar. The general location of WPJ is shown in Figure 1. The coal control is comprised of Mining Leases granted by the state of NSW.
Figure 1. General Location Map
The mine extracts the Moolarben and Ulan seams with a combined thickness from 6 to 10 metres and a typical depth less than 60 metres in the Permian Illawarra Coal Measures on the northwest margin of the Sydney Basin. The mining tenements consist of three exploration licenses of 2958 hectares and four mining leases of 3790 hectares. The mining leases require renewal upon expiration in 2027 for 2863 hectares and in 2039-2044 for 927 acres. Renewal applications for two exploration licenses were approved in 2023, with the terms extended to Dec 2027 and March 2028, and the third was granted in May 2022 for an initial term of 6 years. As of December 31, 2023, all required licenses and permits were in place for the operations of Wilpinjong.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
1.3.    Geology and Mineralization
The Wilpinjong Mine is located in the Permian Illawarra Coal Measures on the northwest margin of the Sydney Basin. This coal measure is around 115m thick in the area, where the dominant lithologies are mudstone, siltstone, sandstone, coal, carbonaceous mudstone and tuffaceous claystone. The coal seams of interest at Wilpinjong include the Moolarben seam and the Ulan seam.
The surface geology of the Wilpinjong Mine is dominated by subcrops of the Illawarra Coal Measures. This unit overlies the Shoalhaven Group, which crop out immediately south of Wilpinjong. The coal measures are overlain by the Narrabeen Group, which forms the cliff-lines and plateaus to the north and south, the ridges that protrude out from these plateaus and outliers such as those adjacent to the Slate Gully area. In places, the Illawarra Coal Measures are concealed beneath younger alluvial deposits, particularly those that occupy abandoned channel-fill, referred to on site, as “palaeo-channels”. Quaternary alluvial deposits also flank Wilpinjong and Cumbo Creeks.
The Moolarben seam consists of three plies, of which the lower half of the basal ~0.50m thick ply (M4) is currently being mined. The other plies – M1, M2 and M3 all exceed 40% in ash and have yields of less than 50% and are not considered mining targets. The Moolarben seam has not been mined in the local area in the past.
The Ulan seam ranges between 11 and 22.5 m in total thickness, however the mineable coal plies have a combined thickness of 5.7 to 9.0 m. The seam consists of a number of coal and stone plies that are correlated across the Wilpinjong resource area and into adjacent mines and projects. From these plies, Wilpinjong Coal Mine is currently using selective mining and washing, with some bypass to produce both domestic and export thermal coal products.
The surrounding ridges of resistant Triassic strata have combined with the thick seam and shallow dips resulting in an extensive area of shallow coal that is amenable to open cut mining. These ridges are generally within the National Park and are excluded from mining.
1.4.    Exploration
Exploration at Wilpinjong has occurred since the early 1950s when the Joint Coal Board first developed cored boreholes in the area. Since acquiring the Wilpinjong Coal Mine in 2006, Peabody Energy has completed over a large number of boreholes, including holes cored for coal quality analysis.
Geological exploration activities continue to be undertaken to provide input to detailed mine planning and engineering studies to refine the understanding of geological structures and coal quality.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
1.5.    Development and Operations
WPJ currently has eight active open cut pit areas, necessary for quality blending, and efficient coal production. Overburden is removed by a combination of cast, doze, and truck/excavator methods.

LEGEND:

- Mining Lease Boundaries
- Project Approval Boundary
- 2024 [illegible] Disturbance Boundary
- 2024 [illegible] Boundary
- 2024 [illegible] Rehab Boundary

PIT 6
PIT 5
PIT 4
PIT 3
PIT 8
PIT 1
PIT 2
PIT 7

Notes:

- Aerial Imagery provided by XMap Pty Ltd Image: 24th January 2024.
- Co-ordinates System: MGA94 Zone 55.
- Reduced Levels: Australian Height Datum 1971 (AHD71).

WILPINJONG COAL

Wilpinjong Coal Mine Mining Areas Boundaries for 2024

Figure 2. WPJ Mine Map
1.6.    Coal Resource and Reserve Estimates
The Coal Reserve estimate prepared by Peabody is based on a Life of Mine (LOM) Plan and associated financial model. This mine plan excludes any coal quantities considered as Inferred Resources. As reported Coal Resources are exclusive of Reserves, some of the Resources consist of coal volumes that fall within the planned LOM pit shells but are Inferred. Other reported Resources are in areas adjacent to the planned LOM pit shell, but have reasonable prospects for eventual economic extraction subject to conditions (e.g. boundary coal requiring an agreement with a neighboring coal company). Summaries of Coal Resources and Reserves are shown in the following tables.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Tenement	Measured	Indicated	Inferred	Total
EL6919	38.4	8.6	1.0	48.0
EL7091	3.8	6.2	2.4	12.4
ML1573	20.2	4.0	0.8	26.2
ML1779	14.0	1.3	0.3	15.6
ML1795	14.2	2.4	0.9	17.5
ML1846	2.6	0.1		2.7
TOTAL	93.3	22.6	5.4	121.2
Table 1. Coal Resources by Tenement (Mt)

	Run of Mine (ROM)						Marketable Product
Area	Proven @MROM (Mt)	Probable @MROM (Mt)	Total @MROM (Mt)	MROM (%)	ROM Ash (% - arb)	Strip Ratio (bcm/t)	Proven @MPROD (Mt)	Probable @MPROD (Mt)	Total @MPROD (Mt)	Prod Ash (% - adb)	MPROD (%)
ML1573	21.9	0.9	22.8	8.7	30.3	3.0	18.0	0.8	18.8	25.0	9.5
ML1795	0.0	0.0	-	-	-	-	0.0	0.0	-	-	-
ML1779	29.9	1.9	31.8	8.8	29.6	4.0	24.0	1.9	25.9	24.0	9.6
ML1846	8.3	0.2	8.5	9.0	31.4	4.9	6.7	0.2	6.8	25.0	9.8
TOTAL	60.2	2.9	63.1	8.8	30.1	3.7	48.7	2.8	51.5	24.5	9.6
Table 2. Coal Reserves by Tenement
1.7.    Economic Analysis
The coal reserve estimates are supported by the site’s Life of Mine (LOM) plan which is compliant with the requirements of Regulation S-K 1300.
The LOM plan mines the defined Reserves within a 9 year period, during which time the mine is projected to produce 51.5 million tonnes of product with a total cost of $3,544 million and a capital expenditure of $93 million. The LOM plan will produce $271 million in positive total cash flow and ~$285 million Net Present Value (NPV10).
1.8.    Conclusion
WPJ has a long operating history and a significant amount of historic exploration, in-mine thickness and elevation measurements, and in-mine channel samples in order to determine Coal Reserve estimates and projected economic viability. The data has been determined by the Qualified Persons to be adequate in quantity and reliability to support the Coal Resource and Reserve estimates in this Technical Report Summary.
The Coal Reserve estimates and supporting Life of Mine (LOM) plan conclude that there are 51.5 million clean recoverable tonnes of surface mineable Reserves at WPJ. The Reserves are economically mineable based on the historical mining performance, mine projections, historical and projected coal sales prices, historical and projected operating costs, and capital expenditure projections for the LOM Plan.
The ability of Peabody, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring Reserves and surface properties, coal sales prices and market conditions, environmental issues, securing approvals and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company.
Coal mining is carried out in an environment where not all events are predictable. While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring. It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a coal mine will not occur.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
1.9.    Recommendations
1.9.1.    Geology and Resources
Although most of the Wilpinjong deposit is classified as Measured Resources, it is recommended that annual drilling programs are continued to assist with detailed mine planning and marketing strategies.
1.9.2.    Mining Processing and Reserves
The Reserves at Wilpinjong aren’t materially sensitive to Coal Prices, with low mining costs providing significant head-room against projected pricing. The mine is a medium to high ash producer (14-30% typically). If the market changes to favour low-ash (i.e. steepening of the price/ash curve) there are some washing strategies that may enable the mine to improve it’s value, but this will have a negative impact on the Marketable (and potentially some of the ROM) Reserves. Conversely, if the price/ash curve flattens out, there are bypass strategies, and additional high-ash coal strata that may be mined. Continued monitoring of the price/ash curve and appropriate adjustment of the washing/bypass strategy to maximise value is recommended.
1.9.3.    Environmental, Permitting and Social Considerations
The mine has approvals and permits necessary to deliver the Reserves as described.
1.9.4.    Economic Analysis
The ability of Peabody, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, increasing strip ratio, the capabilities of management and mine personnel, level of success in acquiring reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permit renewals and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company. It is recommended that those factors should be assessed regularly according to the Company’s internal control and material changes are to be reflected in the future reserve estimates.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
2.    INTRODUCTION
2.1.    Introduction
This Technical Report Summary was prepared for the Wilpinjong Mine (WPJ), which is operated by Peabody Australia Pty Ltd’s wholly owned subsidiary, Wilpinjong Coal Pty Limited (WCPL).
This Technical Report Summary (TRS) for the Wilpinjong Mine (WPJ) is in accordance with the United States’ Securities and Exchange Commission (SEC) S-K 1300. The S-K 1300 sets the standards for the reporting of scientific and technical information on mineral projects and specifies that the TRS must be prepared by, or under the supervision of, a Qualified Person(s).
This report is the second time filing a TRS in accordance with S-K 1300 for the registrant, with the first report submitted as an appendix to the 2021 10-K provided to the SEC in February of 2022. The report summarizes information on the operation and Coal Reserve estimates. The information will be used to support disclosures in Peabody’s annual SEC filings.
The Qualified Persons identified technical risks related to the reporting and development of these Coal Resources and Reserves. This report is not intended to be a detailed marketing, and/or mining feasibility study and is for advisory purposes only.
2.2.    Terms of Reference
Coal Resource and Reserve estimates are reported according to the definitions of S-K 1300 on a 100% controlled basis. The point of reference for Coal Resource estimates is thermal coal as in-situ tonnages. The point of reference for Coal Reserves estimates is thermal coal as the saleable product for an ongoing mining operation. Reserve Estimates are also provided on a Run of Mine (ROM) basis, prior to processing operations taking place.
Coal Resource estimates, exclusive of Coal Reserves, are also provided in this report.
Units used in this report are expressed in the Metric system, unless otherwise noted. Currencies are expressed in year-end 2023 AUD dollars. (These units differ to those summarized in the Annual 10-K filing, which are Imperial Units and year-end 2023 USD.)
Reserve and Resource estimates developed for this report are provided as updates to estimates previously reported in Peabody’s prior annual 10-K submissions.
2.3.    Sources of Information and References
The sources of information used in this Technical Report Summary include several systems developed by Peabody that are integrated into a process for estimating and reporting Coal Reserves.
    GeoCore - Geologic database of drill hole and coal quality information.
    Task Manager – A user interface application for entering, validating and exporting the relevant GeoCore project database;
    LOM - Life of Mine Planning includes mine layout, scheduling and economic evaluation in a standardized process used across Peabody’s operations.
    LMS – Land Management System which include all property and lease information.
    Geology and mining software – Specifically, the Geographical Information System programs Mapinfo and ArcMap for mapping of cadastral, structure, coal quality and geological data and Maptek Vulcan for creating the 3D geological models and mine plans and SPRY for mine scheduling;
    WCPL’s publicly available Approvals database, including the project’s Development Consent granted by the relevant government authority and various Management Plans
    In-house marketing and supply studies from the Global Analytics Group
2.4.    Involvement of Qualified Persons
The following Peabody employees serve as Qualified Persons (QPs) for this report as defined in S-K 1300.
    Mining Engineering: Brian Neilsen (BEng(Hons), MAusIMM(CP), RPEQ)
    Geology: Emma Ewart (BSc(Hons), MAusIMM)

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Mr. Neilsen is employed as Director of Engineering – Opencut Mining at Peabody’s Corporate Office in Brisbane, Australia. He has responsibilities for supporting mine planning and design at Peabody’s operational open cut mines, particularly regarding the Australian assets. He has over 25 years of coal industry experience in opencut coal mines in the US and Australia. He has regularly travelled to each of the company’s Australian Opencut mines. His latest visit to Wilpinjong was in December of 2023, when he took part in a tour of the entire operation.
Mrs. Ewart is employed as a Sr. Resource Geologist. She is located at Peabody’s Corporate Office in Brisbane, Australia with responsibilities for geological modelling of Peabody’s Australian deposits across multiple coal basins. As part of her role, she often travels to Peabody’s active coal mines and projects. Her last visit to Wilpinjong was in August 2023, where she took part in a tour of the entire operation and the exploration drilling that was being conducted at the time.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
3.    PROPERTY DESCRIPTION
3.1.    Location
The Wilpinjong Coal Mine is located approximately 40 kilometres north-east of Mudgee, near the Village of Wollar, within the Mid-Western Regional Local Government Area, in central New South Wales (NSW), Australia. The Wilpinjong Coal Mine is owned and operated by Wilpinjong Coal Pty Ltd (WCPL), a wholly owned subsidiary of Peabody Energy Australia Pty Limited (Peabody Energy). The general location of the Mine is shown on Figure 1.
The mine produces thermal coal products which are transported by rail to domestic customers for use in electricity generation and to ports for export. Open cut mining operations and associated mobile equipment movements are undertaken 24 hours per day, seven days per week.
3.2.    Property Rights
WCPL and Peabody Pastoral Holdings Pty Ltd are a major landholder owning adjacent rural properties and land to the east and south-east of the mine. Land to the west of the mine are owned by adjacent mining companies, whilst the National Parks and Wildlife Service estate own significant land to the north and south-west of the Mine. Private properties are located predominantly in and around the Wollar Village approximately 1.5 km to the east of the Mine and along Mogo Road to the north of the Mine.
The Mine originally operated under Project Approval (PA 05-0021) that was granted by the Minister for Planning under Part 3A of the NSW Environmental Planning and Assessment Act 1979 (EP&A Act) on 1 February 2006. On 24 April 2017, WCPL was granted Development Consent (SSD-6764) for the Wilpinjong Extension Project (WEP) that provides for the continued operation of the Mine at rates of up to 16 million tonnes per annum (Mtpa) of run-of-mine (ROM) out to 2033, and access to approximately 800 hectares (ha) of open cut extensions. Development Consent (SSD-6764) has superseded the original Project Approval (Project Approval 05-0021). A summary of the conditions of this Approval is shown in the table below:

Component	Approved Wilpinjong Coal Mine
Mining Method	• Open cut mining operation extracting ROM coal.
Open Cut Extent	• Eight contiguous open cut pits and associated contained infrastructure area comprising approximately 2,790 hectares.
ROM Coal Production Rate	• Up to 16 Mtpa of ROM coal.
Waste Rock Management	• Waste rock deposited predominantly within mined-out voids. • Elevated waste emplacement area (Pit 2).
Annual Waste Rock Production	• Annual waste rock production of approximately 43 million bank cubic metres.
Coal Washing	• Beneficiation of ROM coal in the CHPP. • Facilities for the handling and stockpiling of both washed and unwashed (bypass) coal.
Product Coal	• Approximately 13 Mtpa of thermal product coal for domestic electricity generation and export, capped at maximum rail limits.
Coal Rejects (tailings and coarse rejects)	• Coal rejects placed predominantly within mine voids. • Tailings filter press to allow co-disposal of the tailings with coarse rejects
Water Supply	• Make-up water demand to be met from runoff recovered from mine operational areas, recovery from tailings disposal areas, open cut dewatering, advanced dewatering of pit areas and supply from a borefield (if required). • Recovery of water from tailings via tailings filter press.
Water Disposal	• Mine water treated in a Water Treatment Facility (WTF) and discharged to Wilpinjong Creek in accordance with Environment Protection Licence (EPL) 12425.
Project Life	• 28 years (from the date of grant of a Mining Lease 1573).
Product Coal Transport	• An average of six and a maximum of 10 laden trains per day leaving the mine. • Transport via the Sandy Hollow-Gulgong Railway.
Hours of Operation	• Open cut mining, handling and processing of ROM coal at the CHPP and train loading at the Wilpinjong Coal Mine is currently undertaken 24 hours per day, seven days per week.

Table 3. Summary of Mining Approval Conditions

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Land use in the vicinity of the Mine is a combination of coal mining operations, conservation areas, stock grazing and rural residential development.
WPJ approved mining activities occur within ML1573, ML1779, ML1795 and ML1846. ML1573 was granted under the Mining Act 1992, on 08 February 2006. ML1779 was granted under the Mining Act 1992, on 20 December 2018. ML1795 was granted under the Mining Act 1992, on 27 September 2019. ML1846 was granted under the Mining Act 1992, on 28 February 2023.
WCPL’s exploration activities will continue to occur within adjacent exploration licences (EL) EL6169, EL7091 and EL9399 and within ML1573, ML1779, ML1795 and ML1846. The date of grant and duration of mining and explorations licenses relevant to WCPL are provided in Table 4.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Tenement	Tenement Name	Holder	Term Years	Grant Date	Commencement Date	Expiry Date	Status	Hectares
EL6169	Wilpinjong Coal Tender Area	WILPINJONG COAL PTY LTD	24	22/12/2003	22/12/2003	22/12/2027	Current	1160
EL7091	Wilpinjong	WILPINJONG COAL PTY LTD	20	3/03/2008	3/03/2008	3/03/2028	Current	130
EL9399		WILPINJONG COAL PTY LTD	6	3/05/2022	3/05/2022	3/05/2028	Current	1668
ML1573	Wilpinjong	WILPINJONG COAL PTY LTD	21	8/02/2006	8/02/2006	7/02/2027	Current	2863
ML1779	Wilpinjong Ext No 2	WILPINJONG COAL PTY LTD	21	20/12/2018	20/12/2018	20/12/2039	Current	704
ML1795	Wilpinjong Ext No 2	WILPINJONG COAL PTY LTD	21	27/09/2019	27/09/2019	27/09/2040	Current	156.4
ML1846		WILPINJONG COAL PTY LTD	21	28/02/2023	28/02/2023	28/02/2044	Current	66.5
Table 4. Leases

D1 Seam CQ Hole
Chip Hole Location
Wilpinjong ML
Wilpinjong EL
Road
Rail
ML1848
ML1573
ML1795
ML1779
EL6169
EL7091
EL9399

0 3
kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
Tenure Detail

	File: \ml1573\work\Tenure Detail
Datum: GDA94z55	
Issued: 21/2/2024	**Drawn: SS**

Figure 3. Coal Control Property Map
In order to maintain Mining Leases and Exploration Licenses, the company is required to pay annual statutory fees (including rental) and levies. All coal mined is also subject to the standard NSW Coal Royalty, which is currently 8.2% of Revenue less certain deductions (note: this royalty is set to increase to 10.8% in July, 2024).
The following tables provide the summary of the other approvals, leases and licences that the Mine operates under.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Relevant Authority	Instrument	Approval/Licence No.	Expiry Date
DPIE	Development Consent	SSD-6764	28 years from commencement of Project Approval (i.e. 2033)
DRG	Mining Lease	ML1573	7 February 2027
	Mining Lease	ML1779	20 December 2039
	Mining Lease	ML1795	27 September 2040
	Mining Lease	ML1846	28 February 2044
	Exploration Licence	EL 6169	22/12/2027
		EL 7091	03/03/2028
		EL 9399	03/05/2028
	Mine within Wilpinjong B Notification Area	ML 1573	Endorsed DSC 19 February 2013 Approved 24 January 2014
	Rehabilitation Management Plan	RMP Dec 2022	-
EPA	Environment Protection Licence (EPL)	EPL 12425	Until the licence is surrendered, suspended or revoked. The licence is subject to review every 3 years
	NSW Radiation Control Act 1990 Registration	Licence Number 5061384	02 January 2025
Work Cover NSW	Explosives Licence	NSW Explosives Act 2003 Part 3 Licence (Licence Number XSTR200024)	24 March 2023
DPI-Water	Water Licences

Refer to *Note: Water entitlement held under NSW Water Management Act, 2000 is granted in perpetuity. One unit is currently equivalent to 1.0 ML as per the Available Water Determination Order for Various NSW Unregulated and Alluvial Water Sources (No. 1) 2013
Table 6

Refer to *Note: Water entitlement held under NSW Water Management Act, 2000 is granted in perpetuity. One unit is currently equivalent to 1.0 ML as per the Available Water Determination Order for Various NSW Unregulated and Alluvial Water Sources (No. 1) 2013
Table 6

DCCEEW	EPBC Approval	EPBC 2015/7431	31 Dec 2033

Note: Copies of the Development Consent (SSD-6764), EPL 12425, ML 1573, ML1779, ML1795 and ML1846 are available on the Peabody
Energy website (http://www.peabodyenergy.com)

Table 5. Summary of Approvals

TECHNICAL REPORT SUMMARY WILPINJONG MINE

WAL	AL #	Water Source	Category	Entitlement*	Holder	Work Approval
21499	20AL211215	Wollar Creek	Aquifer	474 Unit shares	Peabody Pastoral Holdings Pty Ltd / Wilpinjong Coal Pty Limited as 100/374 share	20CA211216
19045	20AL209956	Upper Goulburn	Unregulated	183 Unit shares	Peabody Pastoral Holdings Pty Ltd	20CA209957
19055	20AL209954	Upper Goulburn	Unregulated	50 Unit shares	Peabody Pastoral Holdings Pty Ltd	20CA209955
19057	20AL209966	Upper Goulburn	Unregulated	110 Unit shares	Peabody Pastoral Holdings Pty Ltd	20CA209967
19058	20AL209974	Upper Goulburn	Unregulated	168 Unit shares	Peabody Pastoral Holdings Pty Ltd	20CA209975
19426	20AL210793	Wollar Creek	Unregulated	40 Unit shares	Peabody Pastoral Holdings Pty Ltd	20CA210794
19423	20AL210790	Wollar Creek	Domestic & stock	2 ML	Peabody Pastoral Holdings Pty Ltd	20WA210792
19425	20AL210795	Wollar Creek	Domestic & stock	1 ML	Peabody Pastoral Holdings Pty Ltd	20WA210796
19430	20AL210798	Wollar Creek	Domestic & stock	5 ML	Peabody Pastoral Holdings Pty Ltd	20WA210799
36398	20AL212799	Wollar Creek	Domestic & stock	1 ML	Peabody Pastoral Holdings Pty Ltd	20WA212768
9476	N/A	Macquarie/ Cudgegong	Regulated (General Security)	790 Unit shares	Wilpinjong Coal Pty Limited	No nominated work
41862	N/A	Sydney Basin - North Coast Groundwater	Aquifer	3121 Unit shares	Wilpinjong Coal Pty Limited	20MW065002

*Note: Water entitlement held under NSW Water Management Act, 2000 is granted in perpetuity. One unit is currently equivalent to 1.0 ML as per the Available Water Determination Order for Various NSW Unregulated and Alluvial Water Sources (No. 1) 2013
Table 6. Water Licences

TECHNICAL REPORT SUMMARY WILPINJONG MINE
3.3.    Comments from Qualified Person(s)
To the extent known to the QP, there are no other significant factors and risks that may affect access, title of the right or ability to perform work on the property.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
4.    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES
4.1.    Physiography
WPJ is surrounded by the narrow flood plains associated with the upper reaches and tributaries of the Wollar Creek catchment (which in turn drains to the Goulburn River), the undulating foothills, ridges and escarpments of the Great Dividing Range and the dissected landforms of the Goulburn River National Park.
Local elevations range from approximately 350m (1150ft) AHD (Australian Height Datum) on Wilpinjong Creek just to the east of the confluence with Cumbo Creek, to approximately 745m (2440ft) AHD at a series of peaks to the south of the Project along the Great Dividing Range. Elevations in the Goulburn River National Park to the north of the Project are generally less than 600m (1970ft) AHD. Within the Mining Lease Area, elevations generally range from approximately 350 to 440m (1150 to 1440ft) AHD, while escarpment areas and narrow ridges adjoining the Munghorn Gap Nature Reserve rise to above 510m (1670ft) AHD in places.
The condition of native vegetation in the mine area and surrounds varies, with the most disturbed areas generally occurring along watercourses and on flat and undulating areas which have been cleared for agriculture. Most natural vegetation is restricted to the steep hills and slopes outside of mining disturbance areas. There are some small uncleared areas of remnant vegetation scattered throughout the mining area and surrounds and these are mainly associated with stony outcrops.
The area supports a diversity of flora species and communities. Remnant vegetation is dominated by eucalypt woodland and forests. A number of tree species including Narrowleaved Ironbark (Eucalyptus crebra), Coast Grey Box (E. moluccana), Black Cypress Pine (Callitris endlicheri), and Rough-barked Apple (Angophora floribunda) are widespread and common and associate with many other species. Other dominant tree species include Yellow Box (E. melliodora), Blakely’s Red Gum (E. blakelyi), White Box (E. albens) and Grey Gum (E. punctata).
4.2.    Access
WPJ is located approximately 58 kilometres (36 miles) by sealed road to the north-east of Mudgee, NSW.
From Mudgee, take Ulan Road for approximately 45 kilometres (28 miles) before turning right onto the Ulan-Wollar Road. The mine entrance is located on the right hand (south) side of this road approximately 10.6km (6.6miles) from the turn. Mudgee also contains the nearest commercial airport to WPJ, with regular flights to/from Sydney.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 4. Access Map - from Mudgee
If approaching from the East, from Newcastle, follow the A15 / M15 (Hunter Valley Exp[ressway) for approximately 65km (40miles) before turning on to the Golden Highway (B84). Follow the Golden Highway for 82km (51 miles) to Sandy Hollow before turning onto the Bylong Valley Way and following that road for 85km (53miles) to Wollar. Then follow the Ulan Wollar Road for 11km (7miles) to the Mine Entrance. Newcastle also has a large airport facility, with frequent and regular flights to a number of Australian cities.
Figure 5. Access Map – from Newcastle
All product coal is loaded via the site’s train loading facility, which includes a rail spur and loop. Coal is transported by rail to either the Antiene-Newdell Coal Unloaders (located between Singleton and Muswellbrook), where coal is offloaded for use as domestic fuel for the Liddell and Bayswater Power Station or to the Port of Newcastle, where the coal is offloaded for export

TECHNICAL REPORT SUMMARY WILPINJONG MINE
The rail distances to Antiene and Newcastle are 155km (96miles) and 260km (162miles) respectively. Rail Transport corridors are displayed in Figure 6.

MERRIWA
ABERDEEN
Wilpinjong Coal Mine
MUSWELLBROOK
DENMAN
DUNGOG
SINGLETON
BRANXTON-GRETA
MAITLAND
KANDOS
KURRI KURRI-WESTON
NEWCASTLE
WANGI-RATHMINES
COORANBONG
BONNELLS BAY
GWANDALAN
MANNERING PARK
BUDGEWOI
WALLERAWANG
GOSFORD
LITHGOW
KURRAJONG
NORTH RICHMOND
BLUE MOUNTAINS
MCGRATHS HILL
SYDNEY
AUSTRAL
CAMDEN
PICTON
APPIN
TAHMOOR
BUXTON
BARGO
HILL TOP
COLO VALE
WOLLONGONG
BERRIMA
PORT KEMBLA
MOSS VALE
Wilpinjong ML
Wilpinjong EL
Coal Titles - Others
Rail
Road
0
50
kilometers

Peabody

PEABODY AUSTRALIA

Wilpinjong Location Plan

File: \ml1573\work\Wilpinjong_Location_Plan

Datum: GDA94 z56

Issued: 29/08/2017

Drawn: BL

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia.

Figure 6. NSW Rail Transportation

TECHNICAL REPORT SUMMARY WILPINJONG MINE
4.3.    Climate
The area experiences a humid sub-tropical climate, with semi-arid characteristics, allowing for mine operations year-round. Temperatures vary from -8 degrees Celsius (18 oF) in Winter to 44 degrees Celsius (111 oF) in Summer. Yearly average temperature is ~16 degrees Celsius (61 oF). Average rainfall is around 650mm (25.6 inches) per year.
4.4.    Available Infrastructure
The mine employs over 500 people directly, most of whom live in the local area. The mine’s proximity to other large coal mining projects provides access to a significant pool of experienced miners, well-equipped support vendors and suppliers.
Electrical power is supplied to the site via a 66kV powerline.
The mine maintains a comprehensive water management system, utilizing a series of on-site water storages to use a combination of captured surface runoff and recycled water to meet requirements for coal processing and dust suppression activities. The mine is permitted to collect make-up water from Water Supply bores on-site if required.
Figure 7. Mine Water Management Schematic
4.5.    Comments from Qualified Person(s)
It is the QP’s opinion that the local resources and infrastructure are well developed through historic coal mining developments in the region. It is sufficient to support the declaration of Coal Resources, Reserves and the mine plan.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
5.    HISTORY
5.1.    Prior Ownership
The Wilpinjong Mine began after Wilpinjong Coal Pty Ltd (WCPL – then a subsidiary of Excel Coal Ltd) successfully tendered in 2003 for a coal supply agreement for Macquarie Generation (then a NSW Government owned company) to supply coal to the nearby Bayswater and Liddell Generating Stations. In December of 2003, Exploration Licence (EL) 6169 was granted to WCPL by the NSW government.
Development of the mine by WCPL began in February 2006, with construction/mining contractor Thiess awarded a contract to build and operate the mine. First coal was railed from the mine in October, 2006. Excel Coal Pty Ltd was purchased by Peabody Energy during 2006, and the mine continued to be operated by Thiess for several years, until Peabody made the decision to convert the mine to Owner-Operate in 2013.
5.2.    Exploration, Development, and Production History
The exploration programs leading to the development of the resource knowledge of the Wilpinjong deposit included drilling by:
    Joint Coal Board
    Joint Development Program
    Energy Recycling Corporation Pty Ltd
    Electricity Commission of NSW
    NSW Department of Mineral Resources
    Excel Coal
    Wilpinjong Coal Pty Ltd
Joint Coal Board
In the early 1950’s, the Joint Coal Board (JCB) conducted an exploration program in the area to support the development of the Ulan Power Station. In the Wilpinjong area, the JCB drilled the Ulan-Wilpinjong and Ulan-Cumbo series of holes. These holes were NX-size (54.7mm diameter) cored holes, and 12 of these holes were located near Wilpinjong.
Detailed ply sampling and analysis (down to 1” sample size) was undertaken on bore cores. Coal samples were subjected to proximate analysis, sulphur analysis, British Swelling Number and calorific value. Stone samples were only tested for ash content, and no density tests were undertaken. Coal quality data from this drilling has limited value for resource definition, as sampled coal recovery was poor. The boreholes did, however, indicate the continuity of coal in the area.
Joint Development Program
In 1977, under a joint arrangement between the Commonwealth Government, the Joint Coal Board and NSW Department of Mines, 21 scout boreholes were drilled in a program to define Coal Resources in the greater Ulan area. This program provided better core recoveries than the previous JCB drilling and analysis of samples included ply by ply, analysed clean and washed coal composite analysis, and petrography. The size of the core is not specified on the logs from this drilling; however geophysical logs record a nominal hole size of 3 1/8” (79.4mm). Four of these holes occur in the immediate Wilpinjong area and are located outside of the current Wilpinjong coal tenements.
These holes were geophysically logged using self-potential, resistivity, natural gamma, density, neutron, temperature, and caliper tools. Analog outputs from these logs are typical of the vintage of this drilling.
Energy Recycling Corporation Pty Ltd
Energy Recycling Corporation Pty Ltd (ERC) held title to Authorisation No. 167, which covered a large portion of the current Wilpinjong mine area. This company drilled 77 boreholes, which were partly cored and geophysically logged (with the exception of the first four holes). Forty holes were drilled in the immediate Wilpinjong area, including two holes located in Goulburn River National Park to the north. Hole-size is not recorded on the English logs of these holes, but is around 3” (75mm) according to caliper logs.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
The main target of interest to ERC was the Ulan seam, which was sampled in detail. Individual plies were tested for moisture, ash and RD, and combinations of plies (excluding those with ash contents >40%) were analysed for proximate analysis, CSN, specific energy, total sulphur, chlorine and HGI.
Certain boreholes deemed to be located in “potential open cut areas” were subjected to additional tests including ash composition and fusibility, ultimate analysis, forms of sulphur and petrographic analysis.
No washability tests were carried out on the cores, as part of the focus of the program was processing of raw coal in a novel coal beneficiation technique owned by ERC.
Electricity Commission of NSW
The Electricity Commission of NSW held title to Authorisation No. 322. Twenty four holes were drilled as part of this program. Six holes lie due east of Wilpinjong, and were HQ-size cored holes. Ply sampling and analysis from these holes is comprehensive with detailed ply sampling and analysis, raw and washed coal composites, and fairly detailed characterisation tests on thermal and coking coal composites.
Holes were geophysically logged using BPB instruments, and these included gamma, neutron, density, caliper, resistance and sonic logs.
Department of Mineral Resources Drilling
The DMR drilled numerous holes in the region in several programs to define Coal Resources. These programs included the various stages of the Wilpinjong-Moolarben and Cumbo-Wilpinjong Programs.
The first phase of drilling, undertaken in 1992, included the drilling of three partly cored holes, designed to provide an indication of the washability characteristics of the Ulan seam.
The second phase of drilling was completed in 1998 and included the drilling of 13 partly cored boreholes, and 14 rotary holes in the Moolarben area. As with Stage 1, the second stage of drilling targeted resource definition and washability testing of the Ulan seam.
Stage 3 drilling involved the drilling of seven cored holes and four rotary holes. The drilling at this time was focused on open cut and underground resource identification in several prospective areas, including the “Wilpinjong Open Cut” area.
Eighty one of the ‘DM’ holes have been drilled at Wilpinjong and formed the basis for a competitive tender package released in 2002. The drilling was largely HQ-size core.
Documentation of the complete set of drill holes undertaken in the Moolarben and Wilpinjong area by the DMR is poor. Stage 4 and 5 drilling was also undertaken for the project, as evidenced in borehole header data supplied by the DMR. These stages included the drilling of six large diameter holes (146mm or 5¾” core) for detailed sizing and washability analysis. It is unclear from available documentation, what order the holes were drilled in and the exploration rationale for the program. Analysis of the large diameter core samples was reported in 2003.
During these drilling campaigns, the DMR adopted the subdivision of the Ulan seam as used at Ulan Mine. Sampling of the coal seams was largely done on this basis, aided by the recognition of tuffaceous marker bands within the seam. Coal ply samples from the DMR drilling were analysed for RD, proximate analysis, CSN and total sulphur, whereas stone samples were tested for moisture, ash and density. The plies were composited into working sections that matched the seam nomenclature used at Ulan, and subjected to float-sink tests at densities from 1.3 to 2.0 in 0.1 increments. A particular focus of the drilling appeared to be proving up the “DWS” or D working section, which is mined underground at Ulan.
Excel & Peabody Wilpinjong (WCPL)
Following competitive tender, Excel Coal Ltd was granted Exploration Licence (EL) 6169 in December, 2003. In 2004 and 2005, Excel drilled 29 cored holes and 152 open holes. All of these holes were geophysically logged and samples taken from cored holes were subjected to analysis.
In February, 2006, Excel was granted Mining Lease (ML) 1573. During the same year, Peabody Energy acquired Excel and ownership of Wilpinjong Mine. By that stage, Excel had completed around 45 cored holes, and two “gas” holes, and 169 open holes, mostly limit of oxidation drilling. The core drilling was all HQ-size drilling.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Most of the holes drilled by Excel were geophysically logged. Sampling of the Ulan seam by Excel followed a similar subdivision of the Ulan seam, as adopted by the DMR, but with some refinement to account for local conditions.
Raw coal samples were analysed for proximate analysis, RD, total sulphur and calorific value, whereas stone samples were analysed for moisture, ash, RD and total sulphur. Selected float-sink intervals, largely based on the recognised seam subdivisions, were sized at -11.2m to +0.125mm and float-sink tests undertaken at densities of 1.40 to 1.80 in 0.1 density increments. Ash analysis, ash fusion temperature (red.), chlorine, fluorine and nitrogen were determined on nominated clean coal composites, usually the CF1.60 composite.
The Mine originally operated under Project Approval (PA 05-0021) that was granted by the Minister for Planning under Part 3A of the NSW Environmental Planning and Assessment Act 1979 (EP&A Act) on 1 February 2006. On 24 April 2017, WCPL was granted Development Consent (SSD-6764) for the Wilpinjong Extension Project (WEP) that provides for the continued operation of the Mine at rates of up to 16 million tonnes per annum (Mtpa) of run-of-mine (ROM) out to 2033, and access to approximately 800 hectares (ha) of open cut extensions. Development Consent (SSD-6764) superseded the Project Approval (Project Approval 05-0021).
WCPL continues to conduct ‘in-fill’ exploration drilling in active mining areas as required to improve the confidence levels of the resource within the 5 year mine plan horizon. In recent years, a focus of this drilling has been to delineate coal ‘washout’ features (known as ‘paleo-channels’, in addition to refining structure and coal quality at a finer scale.
In May 2022, WCPL was granted EL9399, covering an area of 1668 hectares adjoining the eastern side of the mine. WCPL is currently undertaking a work program on EL9399 as per a condition of the licence approval.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
6.    GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT
6.1.    Geological Setting
6.1.1.    Regional Geology
The Sydney Basin is a large sediment basin located on the east coast of Australia and is part of the larger contiguous Sydney-Gunnedah-Bowen Basin that extents from coastal southern NSW to central Queensland. Sediments in the Sydney Basin date from the Early Permian to Triassic with Quaternary alluvium overlaying the earlier units in erosional valleys and along coastal plains. Two periods of coal deposition occurred during the Permian with the Late Permian where the more widespread coal measures were developed including the Illawarra Coal Measures deposited in the south and west (Hutton, 2009). Generally, the Sydney basin has only been mildly deformed with some faulting cutting the coal measure sequences. Seam dips are mostly sub horizonal with up to 5 to 10o due to local structures.
The Western Coalfield lies along the northwestern margin of the Sydney Basin (Yoo, 2001). The coal bearing sequences in the Western Coalfield is the Permian Illawarra Coal Measures. The coal measures overlay the marine-influenced Shoalhaven Group. A quarto-lithic fluvial sequence of the Narrabeen group then overlay the coal measures. Seams general dip 1 or 2o in an easterly direction except along the margin of the coalfield where dips can reach 10o. Dominate structures are regional scale meridional monoclines with sub parallel large faults with localized small-scale faults of >5m (16ft) throw treading in north-south direction. Jurassic to mid Tertiary Igneous intrusion are present in the centre and north east of the coalfield. Six coal seams are recognized in the Illawarra Coal measures including Katoomba Seam, Middle River Seam, Moolarben Seam, Ulan Seam, Lidsdale Seam and Lithgow Seam. A regional geologic stratigraphic column and geologic map are shown in Figure 8 and Figure 9 respectively.

PERIOD
GROUP
SUBGROUP / FORMATION / MEMBER
TRIASSIC
NARRABEEN GROUP
DIGBY FORMATION
WALLERAWANG SUBGROUP
Farmers Creek Formation
CHARBON SUBGROUP
State Mine Creek Formation
Moolarben Coal Member
Watts Sandstone
Denman Formation
Glen Davis Formation
Bungaba Coal Member
Cockabutta Creek Sandstone Member
PERMIAN (LATE)
ILLAWARRA COAL MEASURES
CULLEN BULLEN SUBGROUP
Newnes Formation
Ulan Coal
Upper
Lower
Blackmans Flat Formation
Lithgow Coal
Marrangaroo Formation
NILE SUBGROUP
TYPICAL STRATIGRAPHIC COLUMN
TYPICAL WORKING SECTION
M1
M2
M22
M3
M4
M Parting
M4
Moolarben Coal
A11
A12
A13*
A2*
B1
B2
B3
XC
C1
CMK
D0
D1
D2
E11
E12
E21
E22
E31
E32
F
G1
G21
G22**
A
B Parting
B1
B23
D Parting
D1
D2
E Parting
E
G Parting
G
Ulan Coal
LEGEND
Stratigraphic Column
Overburden/Floor Rock (Typically Sandstone)
Parting (Typically Claystone)
Stoney Coal
Coal
Working Section
Coal
Waste
* Occurs in some areas of the Project.
** Occurs in eastern areas of the Project (e.g. Pit 8).
Source: WCPL (2015)
Peabody
WILPINJONG EXTENSION PROJECT
Typical Working Sections
Resource Strategies

Figure 8. Geologic Stratigraphic Column

TECHNICAL REPORT SUMMARY WILPINJONG MINE

LEGEND
Mining Lease Boundary
Mining Lease Application Boundary
Approved/Existing Open Cut and Contained Infrastructure Area
Relocated Black Bank and Cumbo Creek Disturbance Area
Proposed Open Cut Extension Area
Natural Surface Contour
Geological Mapping
Qa Alluvium
Tb Tertiary Basalt
J-Tr Jurassic Tertiary
Ps Shoalhaven Group (Nile Subgroup)
Rn Narrabeen Group
Pi Illawarra Coal Measures
Pr Rylstone Volcanics
Mo Mesozoic Igneous Rocks
Pz Undifferentiated Palaeozoic Metamorphic Rock
Concealed Hingeline
Cross Section Location*
* Refer Figure 2-7b for Cross Sections.
Source: WCPL (2015); Western Coalfield Regional Geological Map (2004); NSW Land & Property Information (2015); NSW Dept of Industry (2015)
Peabody
WILPINJONG EXTENSION PROJECT
Regional Geological Mapping
SANDY HOLLOW GULGONG RAILWAY
ML 1573
MLA 1
MLA 2
MLA 3
Goulburn River National Park
Munghorn Gap Nature Reserve
WOLLAR
Ulan-Wollar Road
Wollar Road
Wilpinjong Road
Upper Cumbo Road
Mogo Road
Barigan Road
Cumbo Creek
Wilpinjong Creek
N
0
2
Kilometres
NGA 94 ZONE 55
Resource Strategies

Figure 9. Regional Geology Map
6.1.2.    Local Geology
The surface geology of the Wilpinjong Mine is dominated by subcrops of the Illawarra Coal Measures. This unit overlies the Shoalhaven Group, which crop out immediately south of Wilpinjong. The coal measures are overlain by the Narrabeen Group, which forms the cliff-lines and plateaus to the north and south, the ridges that protrude out from these plateaus and outliers such as those adjacent to the Slate Gully area. In places, the Illawarra Coal Measures are concealed beneath younger alluvial deposits, particularly those that occupy abandoned channel-fill, referred to on site, as “palaeo-channels”. Quaternary alluvial deposits also flank Wilpinjong and Cumbo Creeks.
In the Wilpinjong Coal Mine area, the shallow nature of the coal seam, combined with flat topography has resulted in extensive interaction between the base of weathering and the coal seam, to the extent that in some areas the seam has been completely oxidised. In addition, several extensive paleochannels have been identified adjacent to ridgelines that have deeply incised the coal seam. Locally, dips are relatively flat (1 to 3 degrees), with strata dipping to the north-northeast.
The Moolarben seam consists of three plies, of which the lower half of the basal ~0.50m (1.6ft) thick ply (M4) is currently being mined. The other plies – M1, M2 and M3 all generally exceed 40% in ash and have yields of less than 50% and are generally not considered mining targets. The Moolarben seam has not been mined in the local area in the past.
The Ulan seam ranges between 11 and 22.5m (36 to 74ft) in total thickness, however the mineable coal plies have a combined thickness of 5.7 to 9.0m (18.7 to 30.5ft). The seam consists of a number of coal and stone plies that are correlated across the Wilpinjong resource area and into adjacent mines and projects (Figure 43). The Ulan seam has minimal stone partings in the north west of the project with midburden partings opening up to the east.
The Ulan Seam is broken up into the A, B, C, D, E, F and G plies. These sections are selectively mined (Figure 10) and campaign washed or bypassed at the CHPP to produce product coal at a specific ash point for both domestic and export thermal coal products. Some coal plies are mined across the whole site including A12, B1, B23, D1, D2, E1 and G. Other coal plies are mined only in certain pits (eg. C1 and D0 taken in Pit 6). The plies of the D seam (D0, D1, D2, DD2) are mined selectively or combined depending on the coal quality of the mining block. Several smaller splits occur either approximately on an north-south orientation (such as the G floor coal ply) or an east-west trend (such as B1 splitting away from B23). Generalised coal quality trends area

TECHNICAL REPORT SUMMARY WILPINJONG MINE
also present across Wilpinjong for different coal plies in similar north-south and east-west orientations that the structure of the seams follow.
Three representative geologic cross section derived from drill hole information and model orientated through the remaining WPJ coal deposit are shown in Figure 11. The exact locations of these cross sections are shown on the Regional Geology Map (Figure 9).
The rank of the coal seams is high volatile bituminous (ASTM D388 ‘Standard classification of Coal by Rank’), based on the volatile matter (daf) content of the coal plies, which is generally in the range 35 to 44%.
The average volatile matter content of the Ulan seam plies ranges from 11 to 35%. For the plies that are less than 40% ash ad, the volatile matter content is between 20 and 35%. The low volatile matter content of parts of the Ulan seam is largely a function of the high inertinite content of the dull coal plies. The basal ply of the Moolarben seam is 32% ad.
The air-dried moisture content of the Ulan seam averages 2.9% ad and is around 2% for high ash plies, and ranges from 2.5 to 3.5% ad for the coal sections. The basal section of the Moolarben seam has an average air-dried moisture content of 3.8% ad.
The total sulphur content of the majority of coal plies is <0.5% ad. Certain plies are known to be locally higher in sulphur content (e.g., E and G plies) with values generally in the range 0.5 to 1.2% ad; and isolated analyses over 2.0%.
The calorific value of the raw coal closely follows that of the ash content. On an air-dried basis, coal that is less than 28% (ad) ash yields greater than 24 MJ/kg (ad) (5730 kcal/kg).
The surrounding ridges of resistant Triassic strata have combined with the thick seam and shallow dips resulting in an extensive area of shallow coal that is amenable to open cut mining. These ridges are generally within National Park and are excluded from mining.
No major faults have been identified within the Wilpinjong Coal Mine area, however, some minor faulting (<5m vertical throw) produces normal faults with a few meters throw or small thrust faults producing localised seam rolls that have limited impact on the current mine’s coal recovery.
Identified igneous activity in the area (Figure 12. Undifferentiated Intrusives) has resulted in one north-south trending dyke in the east of the mining lease, and several smaller localised dykes in the middle of the tenement. There have also been two igneous diatreme features identified whilst mining, and two tertiary basalt plugs in the far east of the tenement which has been confirmed by exploration drilling. The coal tonnes over these have all been excluded from the Resource estimate. There is no heat affected coal zone so an additional exclusion boundary has not been applied.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 10. Sub plies of the Ulan Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 11. Geological Cross Section

TECHNICAL REPORT SUMMARY WILPINJONG MINE

765,000 mE
767,500 mE
770,000 mE
772,500 mE
775,000 mE
777,500 mE
6,422,500 mN
6,420,000 mN
6,417,500 mN
6,415,000 mN
Intrusion
Crop line
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
ML1846
ML1779
ML1573
ML1795
EL6169
EL7091

0 2
kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
Undifferentiated Intrusives

Datum: GDA94z56	File: C:\Users\l89052\OneDrive - Peabody\Documents\SEC\Wilpinjong\Resources
Issued: 20/02/2024	Drawn: SS

Figure 12. Undifferentiated Intrusives
6.2.    Hydrology Setting
6.2.1.    Regional Hydrology
The Project is located at the headwaters of the Goulburn River catchment which is a major tributary of the Hunter River. The Hunter River catchment drains some 22,000 km2 of central-eastern NSW to the Pacific Ocean at Newcastle (Peabody Energy EIS, 2016).
The Hunter River is one of six river basins that have been regulated by the NSW Government however the Goulburn River and other major tributaries of the Hunter River remain unregulated. There are no public water supply dams in the Project area or on the Goulburn River.
The Project area is located in the greater Wollar Creek catchment which drains to the Goulburn River approximately 12 km to the north-east of the Project area. The greater Wollar Creek catchment consists of several tributaries including Wilpinjong Creek, Spring Flat Creek and Barigan Creek.
Baseline surface water quality monitoring has been undertaken for the Wilpinjong project since June 2004 (generally, on a monthly basis and following rainfall events, where possible). Baseline groundwater data has also been reviewied and compiled from a number of sources including mapping data, government department information, Wilpinjong Coal Mine data, assessments and investigations.
A Groundwater Impact Assessment for the Wilpinjong project was conducted by Australasian Groundwater and Environmental Consultants (AGE) in 2005. The assessment included a review of field hydrogeological investigations conducted in 2003 and 2004, as well as the results of groundwater level and groundwater quality monitoring during a bore census in February 2005.
The existing baseline groundwater data was augmented with the results of a Project groundwater investigation programme undertaken by Groundwater Exploration Services in 2014 and 2015.
The main aquifers in the project area are the Ulan seam and the underlying Marrangaroo Formation (sandstone). Additional aquifers are developed in surface alluvial and colluvial deposits as well as in the

TECHNICAL REPORT SUMMARY WILPINJONG MINE
sandstones and siltstones of the Narrabeen Group and the upper part of the Illawarra Coal Measures (above the Ulan seam).
6.2.2.    Local Hydrology
Records of groundwater levels in the vicinity of the Wilpinjong Coal Mine are available from as early as 2004 (WEP Feasibility Report, 2018). A monitoring network at the Wilpinjong Coal Mine has been progressively expanded over time to include the WCPL exploration tenements, and on Peabody Energy-owned land in and to the south of the Village of Wollar.
An analysis of the available time related data (including hydrographic plots) to illustrate cause and-effect relationships with rainfall, mining and groundwater levels at the Wilpinjong Coal Mine and surrounds was conducted by HydroSimulations in 2015 as part of the Environmental Impact Statement for the Wilpinjong Extension Project (Peabody Energy EIS, 2016).
This analysis indicates a general trend for mining-related drawdown to be apparent in monitoring bores targeting the coal seams, typically within a few hundred metres of active mine areas, but drawdown is much less apparent, if apparent at all, in bores placed in the surface alluvium.
HydroSimulations conclude this is due to the following properties and processes:
    alluvial bodies are not directly connected to or intersected by the footprint of the open cut pits;
    rock strata between the coal seams and the alluvium mitigate the drawdown response because of low vertical hydraulic conductivity; and
    the unconfined conditions and greater aquifer storage of the alluvium compared to the confined coal seams result in a much lower head variation (drawdown) in the alluvium.
No mining effects have been observed in any hard rock or alluvial monitoring bores in the Village of Wollar.
Groundwater in the alluvium has a higher average salinity than the underlying coal measures. Groundwater is monitored via a network of bores, which are monitored and sampled in accordance with the site’s Groundwater Monitoring Program.
Five aquifer systems have been recognised in the Project area including:
    alluvial and colluvial deposits;
    sandstones and siltstones of the Narrabeen Group
    Illawarra Coal Measures overlying the Ulan Seam;
    Ulan Seam; and
    Marrangaroo Sandstone

TECHNICAL REPORT SUMMARY WILPINJONG MINE
6.3.    Mineralization and Deposit Type
The Wilpinjong mine accesses the Ulan Seam, a 15m-thick seam that is hosted at the base of the late Permian aged Illawarra coal measures. The paleoenvironment is a protected swamp environment on the stable Carboniferous granite basement. The Ulan seam consists of ten plies, including plies of good quality coal, high ash coal, stony coal and partings of claystone, carbonaceous claystone, tuffs and other non-coal lithologies. The working plies at the Ulan seam are inter-bedded with clay stone and siltstone horizons. The seam is shallow and sub crops in the deposit area.
The Coal Reserves reported are high volatile bituminous in rank. The various coal products making it marketable for thermal use in domestic electricity generation and export.
Peabody classifies the Wilpinjong property as a coal deposit with low geological complexity based on the following factors:
    The Ulan seam is laterally continuous and can be correlated using geophysical logs across large distances with high confidence.
    The seam is relatively flat lying (1 to 3 degrees), gently dipping towards the north-northeast
    There are no major faults in the area.
    The Ulan seam is currently mined across the area at two other mining operations.
The overall confidence in the geological interpretation of the deposit is high. This is due to low variability (both structural and coal quality) as evidenced by the laterally consistent seam dip, lack of structure and relatively homogeneous coal quality (ply by ply basis).
Two areas of relatively high variability are around intrusions (dykes, sills and plugs) and palaeochannels (adjacent to Triassic age ridges and hilltops). In these areas a multi-faceted exploration approach has been utilized to increase confidence in the geological interpretation; including ground mapping, geophysical surveys and associated validation drilling.
6.4.    Comments from Qualified Person(s)
In the opinion of the QP, for both regional and local geology, the structural controls on mineralization are well studied and understood from decades of exploration and mining activities over the area. It is sufficient to support the estimation of Coal Resources and Reserves.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
7.    EXPLORATION
7.1.    Coordinate System
All survey for Wilpinjong is captured in Geocentric Datum of Australia (GDA 94). The standard map projection associated with GDA94 is the Map Grid of Australia 1994 which is a transverse Mercator projection. Older boreholes may have been captured in different coordinate systems however have since been transformed to GDA94.
Height data is captured as Australian Height Datum (AHD) which is tied to mean sea level.
All survey associated with drill collars, geophysical surveys and mine workings conducted using mine site RTK high precision equipment, with an accuracy of <50mm.
7.2.    Geological Structure Mapping and Quality Sampling
The geological understanding of the Wilpinjong deposit has been built on successive exploration drilling work in addition to geophysical surveys and pit mapping. This includes a plethora of in-mine seam thickness and structural measurements along with the further described geophysical surveys that have provided targets for drilling. Currently there is no in-pit strip sampling for coal quality. Coal quality samples have been acquired from exploration borecore as described in section 8.1.1
Pit survey data
Pit survey data includes coal roof and floor pickup, base of alluvial channels, fault mapping and intrusion mapping. The mine surveys the coal seam elevation periodically during coal mining process. The surveyed floor elevation of the coal seams has been used as additional structural control in the geological model. The top elevation of coal seams is surveyed as well, but the surveyed results are used for validation purposes. Point cloud data of pit walls is also collected to measure thickness of units (including alluvial channels) and fault traces to validate the model.
In-pit geophysical logging of selected blast holes
The geophysical logging results, mainly density and gamma logs, are interpreted and added to the drilling database for structure delineation only. Blast hole logging is rarely used at Wilpinjong but is helpful for structural control in an area where the seam may show a variation to the geological model.
Local ground magnetic and radiometric geophysical survey (2005, 2014)
Magnetics is an effective tool for locating geological structure (faults, dykes) rapidly and accurately from the surface. Radiometric survey is useful for identify non-magnetic sills. The survey at Wilpinjong was conducted over Pit 8 to identify anomalies that may be a hazard to mining such as faults, dykes and sills. The anomalies were followed up with a drilling program to either discount or confirm them.
Local Thiel Surface Impedance geophysical survey (2014)
The TSIM (Thiel Surface Impedance Method) technique is a geophysical method used to map faults, intrusions, structure, dykes, LOX lines, mineral deposits and coal seam sub crops, with a potential for hydrogeological applications. It is a shallow surveying technique, typically measuring to a depth of around 50 m. TSIM is an electromagnetic surveying technique which receives and records information from single-frequency VLF (very low frequency – typically around 15 to 30 kHz) electromagnetic waves transmitted by a distant source.
The survey at Wilpinjong was acquired in Pit 3 to define an intrusion and Pit 5 to paleochannels.
The area covered in Pit 5 covered an area equivalent to 3 years scheduled production and did help define the paleochannel extent which was followed up with an extensive drilling campaign to confirm the available coal. Further geophysical surface surveys were not conducted to cover the entire potential paleochannel area as pit mapping and drilling provided adequate coverage.
Aerial Survey
Aerial topographic surveys, including Lidar mapping and Orthoimagery, are conducted every month. The survey covers all currently active mining areas. A larger extent Lidar survey was conducted in 2015 and the result is used for the topography model. Topographic control captured using Lidar aerial survey, with an accuracy of +/- 50mm (2 inches).
Geotechnical Data

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Highwall mapping of defects has been done periodically over the last 2 years. This has built up a database of defects to conduct kinematic analysis.
Drilling
Exploration of the property began in the early 1950’s and has been undertaken over the years by both government and private parties. An expansive exploration database has been developed since that time which includes 1271 total holes (Table 7) of which 1142 holes are within the WPJ leased area (Figure 13).

Hole Type	Wilpinjong
Chip holes	967
Core holes	260
Geotechnical holes	30
Gas Holes	14
Table 7. Drilling Statistics

Coal Quality Hole
Chip Hole Location
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6169
ML1573
ML1779
ML1795
ML1785
EL7091

0 2
kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing sheet not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
Drill Hole Location Plan

	File: vnl1573\work\Drill_Plan
Datum: GDA94z56	
Issued: 21/2/2024	Drawn: SS

Figure 13. Exploration Drill Hole (within lease) Location Map
On lease exploration programs are drilled most years. The number of holes drilled for each drilling campaign varies depending on mine plan changes. Significant drilling programs have been conducted since 2010 to better define coal quality and structure. A feature of the coal quality program was to subsample all available coal and rock to refine loss and dilution coal quality parameters applied in the mining model. A feature of the structure drilling program was better definition of the paleochannel interactions with the coal across the south of the mine. The drill holes are geophysically logged for caliper, density, gamma and other parameters as required.
The types of exploration drill holes include:
    Chip or rotary holes are drilled with air or water using a blade or PCD (polycrystalline diamond) bit with the chips laid out in 1 m piles on the drill pad. Holes are lined to the base of weathering with PVC or steel casing to ensure that Tertiary sands and gravels and weathered Permian material are isolated from the drilling process. The drill cuttings are geologically logged at 1 m intervals and a suite of downhole geophysical logs are run. The drillers and geologists’ logs are reconciled against the downhole geophysics to establish the exact depth of the seams. These are used to define the structure, such as seam splits, faulting, oxidation lines, paleochannels etc. Cuttings may be collected for overburden suitability analysis or coal oxidation determination. There are currently 967 chip drillhole locations.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
    Partially cored holes are generally completed to recover the coal seam for coal quality testing and roof and floor material for dilution and geotechnical testing. Core diameter is typically HQ (61 mm) but other diameter holes may also be collected. Downhole geophysical logs are run and used to define structure while samples of whole core are submitted for coal quality analysis. Samples of the stone roof and floor of each seam are routinely analyzed for mining dilution studies. There are currently 260 core drillholes locations.
    Geotechnical core holes are generally fully cored from surface to 6 m below the floor of the target coal seam. Rock samples are often taken from partially cored holes within 6m above a seam and 6m below the basal target seam. Rock samples are generally collected on one-meter intervals and tested to gain a spread of data for different lithology types. The strength testing helps in the highwall height and design. Currently 30 drillhole locations.
    Gas holes. These have drilled to determine gas content for fugitive emissions calculations. Often basic coal quality is done on the coal once the gas results are obtained. There are currently 14 locations within the leased area.
Open hole rotary air drilling was completed to below the base of weathering and casing inserted for hole stability.
Diamond drilling (triple tube HQ core) and conventional core (200mm diameter) was completed on the remaining overburden, coal and associated stone partings.
For all chip sections of the holes, samples were obtained on 1m increments and visually assessed by the field geologist.
For all core sections of the holes, samples were visually assessed on a centimeter by centimeter scale by the field geologist and placed in core boxes until down-hole geophysics were run on the completed hole. Once the geophysical logs were received, sampling of the core was undertaken to ensure correct sample intervals, recovery and representivity.
All chip and core samples are visually assessed by the rig geologist in a qualitative manner. Assessment undertaken using industry standard logging format and codes, with sufficient detail to support a Coal Resource estimate.
All drill core was photographed for later reference if required.
Sampling of the core undertaken utilizing down-hole geophysics to ensure correct sample intervals.
The entire hole is logged and recorded, with the detailed logging of core generally accounting for between 50-70% of the hole.
Sampling for analysis only undertaken on drill core.
For coal quality analysis, core is sampled in its entirety, placed into sealed plastic bags and then 200L drums for transport to the laboratory.
For geotechnical analysis, potential samples are chosen on the field table, wrapped tightly in plastic and sealed to prevent moisture loss. Following geophysical review, the relevant samples are dispatched to the laboratory.
Coal analysis types require different amounts of sample mass to ensure validity. The hole diameters mentioned previously are utilized to ensure sufficient sample mass is recovered.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Data collected includes:
    Geologist’s log
    Driller run sheet
    Geophysical log (Gamma-Density log) with LAS file
    Core photos for all cores
    Rock samples
    Lab instructions (quality, overburden, and/or rock mechanics)
    Quality lab certificates (quality and/or rock mechanics)
    Final surveyed coordinates in MGA94
    Borehole sealing (if applicable)
    Borehole rehabilitation (if applicable)
Peabody has maintained records for all survey, geophysical logs and LAS files, geologist logs, quality sampling numbers and lab reports, and core photos. These documents have been scanned and linked to the drill hole within the GeoCORE SQL database.
7.2.1.    Recovery
The bore core is logged for lithology type, structure, coal brightness and rock strength factors by geologists experienced in coal geology. Core recovery is compared to the drillers log and verified against geophysical logs. Any discrepancies documented. If less than 90% of the target coal seam is recovered, the hole is generally re-drilled unless the core loss is due to faulting and it is unlikely that a re-drill will improve the recovery.
HQ diameter diamond drilling produced satisfactory results in terms of sample recovery. The large diameter (200mm) drilling was used for specific holes that required greater sample mass for analysis.
Due to the relatively homogeneous nature of the coal seams, minimum sample recovery cut-off was set at 90% of the mining ply.
7.2.2.    Drill Hole Surveys
The drill hole elevations are surveyed using GPS equipment and coordinate system as described in 7.1.
All drillhole collars have been compared to the topographic surface model which is based on 1m LIDAR contour data and are within an acceptable range for the purposes of developing a structure model (+/- 2m).
Drill depths are validated by the supervising geologist and are compared to the downhole geophysical logs for exact depth determination. The geophysical contractors which undertake the down hole geophysical logging comply with industry standard calibration techniques (tools are run in a calibration hole where log responses are known, any deviance is resolved prior to dispatching the tool for use on site). In some cases, coal seam intervals with less than 90% linear recovery have been used in the resource estimation have been used due to the consistency of the coal quality.
7.3.    Geotechnical Data
Geotechnical testing of exploration bore cores collected from site has identified no weak zones or areas of concern (Peabody Energy WEP Feasibility Report, 2018). The performance of pit wall batter angles is supported through nearly 10 years of historical performance. Palaeochannels consisting of alluvial material are free dug, and walls are laid back at low repose angles in this material to improve stability.
The geological conditions for mining at Wilpinjong mine are relatively benign. Structural disturbances, such as faults and dykes, are present at the mine, however the strata above the mined coal seams is strong. Geotechnical sampling and analysis has not been a significant focus of previous exploration and only a small

TECHNICAL REPORT SUMMARY WILPINJONG MINE
amount of strength testing has been carried out on historical core samples. A geotechnical sampling procedure is now in place with two geotechnical holes were drilled in 2014, PW1138 in Pit 6 and PW1159 in Pit 8 which form the basis for the current area’s generic rockmass properties shown in Table 8. A number of drillholes in Pit 6 and Pit 8 have had acoustic/optical teleview run to scan and a geotechnical report prepared.
Table 8. Wilpinjong Rock Mass Properties
7.4.    Hydrogeology
During exploration drilling ground water levels are routinely collected from drillers observations and geophysical logging tools. This is gathered by using an electronic dipmeter tool, or in the case of the geophysical logging is captured by the logging operator by analyzing the density and gamma tools. Water amounts are measured by drillers performing a v-notch test in the water bearing zone. This data is stored with the drilling logs and stored within the geological database.
The Complex has implemented and maintained an extensive groundwater monitoring network within and around the permit area. The network consists of monitor wells, piezometers, creeks, and government registered bores and wells.
7.5.    Coal Seam Gas Testing
Gas contents are estimated by containing the coal core sample within a canister immediately after retrieval from the core barrel. Gas is released from the coal as soon as the core is drilled and some gas will therefore be ‘lost’ during core retrieval before containment in the canister. An estimate of the ‘lost’ gas can be determined through measurement of the time since coring and the amount of gas released within the first few minutes after containment (Q1). The canister containing the core is then submitted to a laboratory to measure the amount of gas released after the measurement of Q1 (Q2). Sub-samples are then taken and crushed to measure the amount of gas retained in the coal after measurement of Q1 and Q2 (Q3). The sum of Q1, Q2 and Q3 provides an estimate of the amount of gas contained within the in-situ coal.
In some instances, the bore core is split after Q2 gas desorption testing has been completed and the bore core split submitted for coal quality testing to maximise data return from the same drill hole.
The majority of gas content testing has been conducted on the main Ulan Seam with some samples also representing the upper coal packages and carbonaceous material.
7.6.    Comments from Qualified Person(s)
It is the opinion of the qualified person that there is adequate exploration undertaken to provide data for the support mineral resources and reserves.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
8.    SAMPLE PREPARATION, ANALYSES AND SECURITY
8.1.    Sampling Method
8.1.1.    Sampling for Coal Quality
The sampling for coal quality analysis at Wilpinjong follows an established internal site guideline to allow for consistency of sample technique and sample intervals (Figure 14). Historical sampling has often been undertaken on a somewhat different guideline that may not align with the current guideline. Coal quality sampling of the dilution and coal material considers the different plies that develop across the pit though the entire stratigraphy sequence, not just the Ulan seam.
Figure 14. Ulan Seam Sampling Guide
Coal sample sections begin and end at defined geological boundaries. In the field they are identified and designated before sampling begins. Stone bands may be sampled as part of a seam if less than 5cm. Stone bands greater than this are sampled separately from coal. Core loss must not be included in a sample. Where core loss exists, it will be the boundary separating two different samples.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
All borecores are sampled by brightness profile, efforts are made to not sample across the ply boundaries. Normally no roof interburden of floor material is included with the coal sample and is sampled separately.
If the core thickness measurements are not as expected or there is uncertainty as to what to include in a sample then subsampling at a smaller interval will be undertaken,
Samples are named in accordance with the sampling tickets provided for the project. These are usually a digit unique value and are used to identify samples in the lithology log as well as on the sample sheet.
After coal sample sections have been identified marked and photographed, each sample is double bagged in a plastic bag. Double bagging means collecting sample in one bag and then placing this bag into the second bag. The second bag is labelled with all relevant details including project, borehole ID, sample number and sampled depths. A sample ticket with relevant information is placed inside each bag before sealing the bag with zip tie.
Field sampling is supervised by the site geologist who ensures samples are appropriately labeled, bagged and packed ready for dispatched as soon as practical. Samples are transported using the established trucking companies and records of sample receival and delivery are kept. The project geologist issues instructions to the laboratory on a borecore procedure for every sample and whether to combine any subsamples at any of the stages of analysis.
Laboratory results are compared to the field logging and downhole geophysics and any irregularities resolved before final validation and upload to the database.
8.1.2.    Sampling from Production
Wilpinjong collects samples from multiple points around the CHPP conveyance system on a regular basis as per internal standard that are laboratory analysed to support processing, blending and shipment decisions.
Samples are collected by means of a Cross-Belt Samplers on conveyors.
Sampling for Bypass and Wash Products to the CHPP’s are collected every 4hrs or when the feed type changes. A composite incorporating each of the 4 hourly samples is analysed every 12 hours to align with completion of sampled shift end (day/night)
CHPP product testing includes:
    Weight
    Ash
    Total Moisture
    Total Sulphur

CHPP internal stream sampling occurs on a 12hourly basis and includes:
    Plant feed sample analysed for standard ash and total moisture
    Plant reject analysed for standard ash and total moisture
    Reject thickener underflow standard ash and % solids
    Spirals product and reject analysed for standard ash and total moisture (or % solids)
    DMC product and reject analysed for standard ash and total moisture
Samples are collected from the Cross-Belt Sampling on the completion of the loading of every train and are analysed for:
    Weight
    Ash
    Total Moisture
    Total Sulphur

TECHNICAL REPORT SUMMARY WILPINJONG MINE

8.1.3.    Sampling for Rock Mechanics
The sampling for geotechnical analysis at Wilpinjong follows an established internal site guideline to allow for consistency of sample technique and sample intervals.
Field sampling is supervised by the site geologist who ensures samples are appropriately labeled, bagged and packed ready for dispatch. Samples are transported using the established trucking companies and records of sample receival and delivery are kept.
The geotechnical engineer provides the advice on the geotechnical analysis for the samples obtained. Boreholes were logged in agreement with Australian Standard 1726-2017. Rock samples were selected and wrapped in cling wrap and aluminium foil for transport to the NATA registered laboratory, TriLab Pty Ltd in Brisbane.
8.1.4.    Sampling for Overburden
Sampling is conducted on an as required basis on the overburden for geochemical assessment. The testing program includes pH and electrical conductivity determination, acid base analysis and net acid generation testing. Sampling advice is provided by site environmental department or by consultants.
8.1.5.    Sampling for Gas
The sampling for gas analysis at Wilpinjong has been conducted for a description of the gas reservoir and the implications for Fugitive Emissions Reporting to satisfy NGER guidelines.
The work was conducted consistent with industry standards (in particular, gas content and gas composition sampling was undertaken according to Australian Standard 3980/1999 and International Standards ASTM D1945-03/ISO6976-1995 respectively).
The selection of sites for the test was driven by the desire to sample evenly throughout the lease (spatial and representatively).

Drillholes are fully cored with sampling is done on all coals and all carbonaceous material (density greater than 1.95g/cm and greater than 0.5m) within the borehole. Time has been minimized between cutting of the core and the sample sealed in the cylinder. Canisters are sealed immediately after the removal from the drilling splits. Care is taken to separate main lithological types where reasonable. Canisters are purged with helium in the field and kept at a constant temperature with readings.
Field sampling is supervised by the site geologist who ensures samples are appropriately labeled, bagged and packed ready for dispatch. A gas technician is also used to conduct the initial onsite gas tests. Samples are transported using the established trucking companies and records of sample receival and delivery are kept.
Lithology logging and and photography occur at a later stage in the offline process.
8.2.    Laboratory Analyses
8.2.1.    Coal Quality Analysis
Core samples for coal quality are crushed at the laboratory to pass 11.2 mm and split into 2 fractions; one quarter for proximate analysis, three quarters used for washability and clean coal composite testing. Pulps are retained and stored at the laboratory for additional assays and repeat testing where required. Splitting of the sample is done using riffle splitters under industry standards.
Core samples acquired by Peabody were submitted to NATA accredited independent laboratories; namely ALS Richlands (formerly ACIRL), Bureau Veritas Australia and SGS Australia.
Coal quality analysis and testing is generally carried out in three stages:
Stage 1: Raw Coal Analysis
Individual coal samples or plies
•    Proximate Analysis, Total Sulphur, Specific Energy;
•    Apparent Relative Density (ARD) and/or Relative Density (RD).
Stage 1 results were reported on an air dried basis (ad).

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Stage 2: Float/Sink Analysis
Individual coal plies or working section composites (combinations of coal plies where applicable) were subjected to float/sink or washability analyses using the following density fractions including 1.30, 1.35, 1.40, 1.45, 1.50, 1.55, 1.60, 1.70, 1.80, 1.90, 2.0 and 2.2 (density solutions were prepared from an organic medium). All fractions were analysed for:
•    Yield; and
•    Ash
Stage 2 results were reported on an air dried basis (ad).

Stage 3: Extended Analysis – Metallurgical and Marketing Analyses
Additional analyses for metallurgical and marketing purposes have been conducted on selected boreholes and have included:
•    Ultimate analysis, forms of sulphur, chlorine and phosphorous;
•    ash analysis and ash fusion;
•    Hardgrove Grindability Index and Abrasion Index;
•    Trace Element analysis; and
•    CSN, Gieseler Plastometer testing and Petrographic analysis.
Stage 3 results were reported on an air dried basis (ad), dry (d) and dry ash free (daf) as required or appropriate.
A recent testing procedure for Wilpinjong is illustrated in Figure below:
Figure 15 Wilpinjong HQ Borecore Procedure 20191210
All coal cores have been analysed by National Association of Testing Authorities (NATA), Australia accredited laboratories.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
8.2.2.    Rock Mechanics Test
Geotechnical Boreholes PW1138 and PW1159 form the basis for the strength inputs in the Wilpinjong Mine Rockmass Properties table (Table 8).
Tests were performed at TriLabs Brisbane laboratory to appropriate Standards and included: UCS Tests, Multi-Stage Triaxial Strength Tests (at 100, 200, 300 & 500kPa confining pressures), Direct Shear Tests, and Brazilian Tensile Tests.
8.2.3.    Overburden Material Test
Sampling is conducted on an as required basis on the overburden for geochemical assessment. Sampling advice is provided by site environmental department or by consultants. The laboratory program for the assessment included the following tests and procedures:
• pH and EC determination;
• total sulfur (S) assay;
• maximum potential acidity (MPA) calculation;
• ANC determination;
• net acid producing potential (NAPP) calculation;
• exchangeable cation analysis;
• chromium reducible sulfur (CRS) analysis;
• single addition NAG test;
• acid buffering characteristic curve (ABCC) determination;
• kinetic NAG test; and
• multi-element scans on solids and water extracts.
The sample preparation, exchangeable cation analysis, acid-base analysis (total S assays and ANC determinations), NAG testing and ABCC determinations were performed by Australian Laboratory Services Pty Ltd (ALS) in Brisbane. The pH and EC determinations, and water extract preparation were conducted by GEM, and the multi-element scans were performed by Genalysis Laboratories in Perth.
8.2.4.    Gas Material Test
Gas tests are undertaken in the field and at the Laboratory with results reported and QA/QC undertaken. Gas tests include:
• Gas volume measurements;
• Lost Gas (Q1);
• Desorbable Gas (Q2);
• Remaining Gas (Q3);
• Coal Analysis
• Total Gas Content (Qm)
• Gas Composition
Sample preparation and gas tests were undertaken at Australian Laboratory Serves Pty Ltd (ALS) in Richlands Brisbane. Core logging and photography were also done on the samples when offline at the Laboratory.
8.2.5.    Density Determination
Laboratory densities are determined as per the relevant Australian Standard listed in Table 9.
8.2.6.    Analytical Laboratories
All coal quality and geotechnical analysis techniques are per Australian Standards and completed at NATA accredited independent laboratories. Lab standards follow ASTM DM2013-D2013M for preparing samples.
The National Association of Testing Authorities, Australia (NATA) is Australia’s national accreditation body for the accreditation of laboratories, inspection bodies, calibration services, producers of certified reference

TECHNICAL REPORT SUMMARY WILPINJONG MINE
materials and proficiency testing scheme providers throughout Australia. It is also Australia’s compliance monitoring authority for the OECD Principles of GLP.
Coal quality is expressed in SI units following Australian Standards.
These include AS1038.16 for acceptance and reporting of results, AS 4264.1 for sampling procedures, AS4264.4 for determination of precision and bias and the following standards for specific coal quality testing (Table 9).

NATA Accredited Tests
Hard Coal Test	Abbreviation	Standard/Reference
Abrasion Index	AI	AS1038.19
Adiabatic Self Heating		AL035 (In-House)
Ash	A	AS1038.3
Ash Fusibility		AS1038.15
Carbon		AS1038.6.4
Carbonate Carbon	Cm	AS1038.23
Chlorine	C1	AS1038.8
Crucible Swelling Number	CSN	AS1038.12.1
Dilatometer		AS1038.12.3
Fixed Carbon	FC	AS1038.3
Float/Sink Analysis	F/S	AS4156.1
Forms of Sulfur	FOS [So, Sp, Ss]	AS1038.11
Gieseler		AS1038.12.4.1
Gray King Coke Type	GKCT	AS1038.12.2
Hardgrove Grindability Index	HGI	AS1038.20
Hydrogen	H	AS1038.6.4
Moisture (residual)	Mr	AS1038.3
Moisture Holding Capacity	MHC	AS1038.17
Nitrogen	N	AS1038.6.4
Oxygen	O	AS1038.16
Phosphorus	P	AS1038.14.3*
Relative Density	RD	AS1038.21.1.1
Relative Ignition Temperature	RIT	AL030 (In-House)
Size Analysis		AS3881
Gross Calorific Value	q	AS1038.5
Total Moisture	M	AS1038.1
Total Sulfur	S	AS1038.6.3.3
Volatile Matter	VM	AS1038.3
Ash Analysis		AS1038.14.3 *
Roga Index		ISO335
Caking Index		ISO15585

Hard Coal Test	Abbreviation	Standard/Reference
Proximate Analysis		AS1038.4
Note(s):
1. Acceptance and reporting of results is in accordance with AS1038.16
2. Sampling by ACIRL is in accordance with the following, AS4264.1 Sampling Procedures; AS4264.4 Determination of Precision and Bias

TECHNICAL REPORT SUMMARY WILPINJONG MINE

3. All analyses reported to Air-Dried Basis unless otherwise indicated.
*4. Ash Analysis performed at ACTest Newcastle laboratory (accreditation 15784/1422).
Non Accredited Tests
Test	Standard/Reference
Drop Shatter	AS2519
Durham Cone	AS1038.25
Froth Flotation	AS4156.2 and Client Specific Procedures
Mineral Matter	AS1038.22
Pre- Treatment	AS2519
Roadway Dusts	QLD Department of Mines and Energy – Quality of incompatible dust, sampling and analysis of roadway dust in underground coal mine – Coal Mining Safety Act 1999 Recognised Standard – No. 05, July 2003
Sapozhnikov	Journal of Mine Metals and Fuels India Oct 1978; GB/T 479-2000 Determination of plastometric indices of bituminous coal
Size Adjustment	AS2519
Table 9. Relevant Laboratory Standards
8.3.    Sample Security
Field sampling is supervised by the site geologist who ensures samples are appropriately labeled, bagged and packed ready for dispatch. Samples are transported using the established courier companies and records of sample receival and delivery are kept.
Samples a subject to a chain of custody arrangement to ensure security. Sample pulps are normally kept at the labs for one year so retesting can occur if required.
8.4.    Comments from Qualified Person(s)
It is the opinion of the qualified person(s) responsible for this section that there are standards and procedures in place that are adequate for sample preparation, security and analytical testing.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
9.    DATA VERIFICATION
9.1.    Data Verification Procedures
Verification of data gathered in the field takes place in several ways:
    Drill collar locations are recorded using a GPS at the time of drilling and verified against the planned coordinates. The locations surveyed by a licensed surveyor on a regular basis during the drill programs. Comparison between these 2 datasets allows a measure of location accuracy. Older data is checked by comparing collar elevation to the modelled topography grid created from LIDAR contour data which has a nominal vertical accuracy of 0.2 m in cleared areas.
    Geologist logs are reconciled to geophysical logs which have a higher depth precision than normal chip sample and core depths. General practice is to adjust seam depths and sample boundaries using the downhole density log to adjust depths. Generally geophysical tools used can include verticality, gamma, density, resistivity, temperature, sonic, magnetics and acoustic and optical scanners.
    Coal assay results from the NATA registered laboratory are compared with coal lithological logs and the downhole geophysical logs and any discrepancies investigated. Additional checks on assay results include reviewing the relationship between related parameters, such as raw ash and density and raw ash and specific energy. Sample results that do not match the predicted trends are investigated and re-assayed from a stored sample if necessary.
The validation process prior to geological modeling and resource generation involves the following steps:
    Mine site geologist validates all drill hole data following data acquisition and entry by the rig geologist,
    Coal technologist validates coal quality results,
    Project geologist validates all primary data (drill holes, geophysical surveys, ground mapping), coal quality results and external data
    Resource geologist validates all primary and coal quality data, mine operations data and any external data

Validation routines include, but are not limited to:
    Comparison of geology and geophysics in drill holes
    Cross sections of model vs drill holes and geophysical surveys
    Contours of seam thickness, midburden, roof and floor levels to identify anomalies
    Coal quality is compared to a synthetic quality report ran from the quality model, which uses surrounding data to interpolate the estimated quality at the drilled point.
    Surveyed locations are taken for every drilled location. Older data is checked by comparing collar elevation to the modelled topography grid and cross checked with legal description.
    Photographs of chip and core samples are reviewed when validating data.
    Reconciliation of geological model and boreholes against mined out areas
    Statistical review of geological and geotechnical data sets to highlight anomalies and outliers
    Reconciliation of modelled grids against data points using calculated relationships (ie Ash/Relative Density/Yield)
Peabody’s GeoCore database has built in functions (through an interface application Task Manager) to allow the user to check drill hole location and elevation; geophysical interpretations; stratigraphic correlations and sample depth/thickness match to laboratory analysis. These data validation tools provide for a robust process to verify historical and newly acquired data in both a systematic and efficient manner. This application has additional security measures to limit data entry errors and enforce coding and data formatting requirements.
Data verification is also undertaken in other software such as statistical reviews undertaken in ArcMap Geostatiscs modules and seam contouring comparisons against in pit data undertaken in Maptek Vulcan.
Mine site visits are conducted by the Qualified Person(s) on a regular interval to validate the geological aspects of the exploration activities and active mining operations.
9.2.    Limitations
No limitations to note.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
9.3.    Comments from Competent Person(s)
It is the opinion of the Qualified Person(s) responsible for this section that there are procedures and tools in place for adequate data verification.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
10.    COAL PROCESSING AND QUALITY TESTING
Coal quality trends within the Wilpinjong Mine have been modeled from an extensive database of exploration drill hole cores and in-mine samples covering coal, dilution and overburden material. Previous testing has been described in Section 8.2.1. The coal processing with an established plant is described in Section 14.
10.1.    Coal Processing and Analytical Procedures
Coal quality estimates are only representations of the true quality parameters and although they can be considered accurate, they are not always precise. Coal quality models are estimates and may deviate from true values due to uncertainty in the estimation process. Variation from the true quality properties can be introduced through;
    Incomplete sampling – although intercepts with less than 90% recovery are excluded from the models in most cases, intervals with up to 10% missing core can be included and this introduces some error.
    Incomplete assay – variation in coal analysis procedures over many years of exploration has resulted in some parameters not determined in every sample. An example is where intra-seam stone bands were only assayed for ash and moisture values in some samples; density and volatile matter has been estimated for these samples to complete the full seam section used for compositing.
    Although rare, the sub-sampling and separation by density in washability analysis can result in insufficient material for detailed coal quality analysis in some fractions. Estimates are inserted to complete the washability tables in some cases.
    Deposit specific relationships between coal quality parameters can be determined by constructing a line of best fit or regression equation. The more ash and stony bands in a coal seam, the less carbon, energy and volatile matter. Conversely, the purer the coal, the lower the density and ash constituents.
    The interpolation algorithms used by the modelling software are by definition estimates. These may not account for local variation in properties between drillholes. The geostatistical analysis conducted during resource estimation provides a measure of this variability and determines the categorization of resources into Measured, Indicated and Inferred based on the distance between samples and the variation between seam parameters in these samples
    Reported coal quality is for the full seam/ply which may include non-coal intervals up to 0.30m in thickness, but makes no allowance for dilution or loss during mining process
    Estimates of clean coal product quality are based on laboratory separations that will not always be exactly reflected in the products of coal processing plants on-site. An example is the measurement of coking and caking parameters which deteriorate with oxidation and are generally underestimated in the exploration samples due to the time delay and sample oxidation between drilling and analysis.
Raw coal quality was composited and validated prior to import into modelling package. The data was then modelled on an air dried basis and included ash, relative density, volatile matter, fixed carbon, total sulphur, specific energy and moisture. Not all samples were analysed for specific energy; due to this a relationship between Ash (ad) and specific energy (Mg/kg) (ad) was developed and additional specific energy values were imputed.
To determine product coal quality, the composited raw database was used to apply variant analysis, data unification and CHPP simulation based on method as described in O’Brien, Meyers and Cameron, (2010) The results were imported into the modelling packing. Product coal qualities of ash, yield, sulphur and rom yield for the working sections were subsequently modelled on an air dried basis at fixed densities of 1.40, 1.45, 1.50, 1.55, 1.60, 1.65, 1.70, 1.75 and 1.80. Nominal working sections are used to reflect expected products.
Coal Quality Report
The following report (Table 10) show the average raw seam/ply qualities reported on an air dried basis of the Wilpinjong deposit.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Seam/Working Section	Thickness (m)	Raw Ash % (a.d.)	Relative Density (a.d)	Inherent Moisture % (a.d.)	Volatile Matter % (a.d)	Total Sulphur % (a.d.)	Specific Energy kcal/Kg (a.d.)
M4	0.47	30.6	1.56	3.6	27.2	0.49	5158
A12	0.50	17.4	1.41	2.8	35.3	0.66	6639
B1	0.66	27.8	1.53	3.1	26.3	0.44	5636
B23	1.68	18.3	1.42	3.4	30.1	0.47	6376
C1	0.60	44.8	1.71	2.3	19.5	0.30	4251
D0	0.44	47.9	1.76	2.1	17.5	0.31	3940
D1	0.38	29.0	1.56	2.8	21.3	0.38	5564
D2	1.97	20.0	1.46	3.0	26.3	0.46	6304
DD2	0.20	29.9	1.54	2.5	27.3	0.45	5564
E1	1.71	29.2	1.55	2.5	26.8	0.54	5540
G	0.94	32.3	1.58	2.5	23.2	0.55	5277
Table 10. Coal Quality Parameter Statistics

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Whole of site data has been used to establish the float 1.70 rd averages on an air dried basis that is displayed in Table 11. Wilpinjong Simulated Ash and Yield at Cumulative Float 1.70 rd.

Seam/Ply	Cumulative Float 1.70 rd Qualities
	% Ash (a.d.)	Yield % (a.d.)
M4	18.8	73.1
A12	14.7	87.8
B1	23.5	81.1
B23	15.7	88.2
C1	38.2	58.0
D0	37.1	52.5
D1	27.0	86.1
D2	18.9	91.2
DD2	24.1	81.6
E1	25.5	83.9
G	26.6	78.2
Table 11. Wilpinjong Simulated Ash and Yield at Cumulative Float 1.70 rd

10.2.    Analytical Laboratories
Laboratories are the same as the ones described in section 8.2.6.
10.3.    Recovery Estimates
Generally, yields are determined from the testing of crushed coal to one size at various densities in a testing process known as float/sink analysis. Results are combined to represent cumulate float ash and yields through increasing densities at various cumulative fixed densities. This theoretical number may differ to actual yields that are the result of a variety of sized fractions and densities processed.
Simulated product yield modelling has been undertaken at Wilpinjong to assist with determining a better accuracy for the recovery of coal by standardizing washability, applying liberation and CHPP circuit segregation models and reconciling against CHPP actuals.
10.4.    Comments from Qualified Person(s)
It is the opinion of the qualified person(s) responsible for this section that there are significant amounts of data and processes in place to adequately predict coal tonnage and coal quality estimates for Wilpinjong production.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
11.    COAL RESOURCE ESTIMATES
11.1.    Introduction
A Coal Resource is an occurrence of material of economic interest in the Earth’s crust in such form, quality, and quantity that there are reasonable prospects for economic extraction. A Coal Resource is a reasonable estimate of tonnage, considering relevant factors such as quality, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all coal tonnage drilled or sampled.
Coal Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured classifications.
11.2.    Geologic Model and Interpretation
The Wilpinjong geological model consists of both a stratigraphic and coal quality model based on verified drillhole data from Peabody’s GeoCore database. The model is updated approximately every 1 to 2 years depending on the acquisition of new data from both drilling programs and in pit survey data.
The models are created using the GDCALC module in Vulcan by using the Integrated Stratigraphic Modelling menu, an audit trail is created within the specification files used in grid generation. The modelling method is based on a stacking method that utlises a reference horizon and includes design data from other sources to interpolate the seam structure.
For the structural model, the most lowermost seam was chosen as a reference surface (G1) and the other seams ‘stacked’ above and below using the drillhole intercept data and in pit survey data. Interpolation of the grids is based on a triangulation method, with seam/interburden thickness stacked using inverse distance squared algorithm. A base of weathering model was developed from the drillhole intersections and survey data with all final structure grids used to calculate coal tonnes clipped to this base of weathering surface to ensure oxidised coal was excluded from the Coal Resource calculations. The structural grids in the Wilpinjong model represent the structure of seam roof and floor, coal seam thickness and depth to the roof of the seam.
Coal quality parameters were modelled in house by the coal quality specialist using third party specialist plant simulation software. Composites of borehole sample results where individual samples are combined to represent the ply or working section intersection. The initial coal quality sample list was then flagged where samples thickness didn’t match sample depth. Samples were also flagged where either excessive recovery or loss of samples occurred (<90% or >110%). These flagged samples were set for exclusion.
Coal quality grids were developed in Maptek Vulcan based on inverse distance squared for the mining working sections from the provided coal quality points. Parameters for both raw and simulated product coal quality is modelled at Wilpinjong on an air-dried basis and simulated product coal quality was modelled at a selection of fixed densities.
Local seams modelled are detailed below in Table 12.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Seam Name	Ply	Parent Seams	Coal Quality
Goulburn	GLB1	-> GLB1_2 -> GLB
Goulburn	GLB12	-> GLB1_2 -> GLB
Goulburn	GLB2	-> GLB1_2 -> GLB
Goulburn	GLB22	-> GLB
Goulburn	GLB3	-> GLB3_4 -> GLB
Goulburn	GLB4	-> GLB3_4 -> GLB
Turill	TUR1
Turill	TUR12
Turill	TUR2
Moolarben	M1
Moolarben	M2
Moolarben	M22
Moolarben	M3
Moolarben	M4		M4
MLC	MLC
Ulan	A11
Ulan	A12		A12
Ulan	A13
Ulan	A2
Ulan	B1		B1
Ulan	B2	-> B23	B23
Ulan	B3	-> B23	B23
Ulan	XC		XC
Ulan	C11	-> C1	C1
Ulan	C12	-> C1	C1
Ulan	CMK
Ulan	D0		D0
Ulan	D1		D1
Ulan	D2		D2/DD2
Ulan	E11
Ulan	E12	-> E1	E1
Ulan	E21	-> E1	E1
Ulan	E22	-> E1	E1
Ulan	E31
Ulan	E32
Ulan	F
Ulan	G1	-> G	G
Ulan	G21	-> G	G
Ulan	G22	-> G	G
Table 12. Seams Modelled

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Coal Quality Parameters modelled are detailed below in Table 13.

Raw Coal Quality	Product Coal Quality
Moisture % (ad)	Ash % at Float 1.40, 1.45, 1.50, 1.55, 1.60, 1.65, 1.70, 1.75, 1.80
Ash % (ad)	Yield % at Float 1.40, 1.45, 1.50, 1.55, 1.60, 1.65, 1.70, 1.75, 1.80
Volatile Matter % (ad)	Sulphur % at Float 1.40, 1.45, 1.50, 1.55, 1.60, 1.65, 1.70, 1.75, 1.80
Fixed Carbon % (ad)
Relative Density g/cc (ad)
Total Sulphur % (ad)
Specific Energy mj/Kg (ad)
Table 13. Coal Quality Parameters Modelled
11.3.    Resource Classification
The resource classification used for Wilpinjong encompasses the qualified person’s confidence on the deposit. There were multiple factors used for the final analysis, including data quality, historic local and regional observations, operational history, as well as quantitative analysis.
    Measured resource has the highest level of confidence for the estimated quantity and quality based on the geological evidence and sampling. A set of criteria (Table 15) on the degree of uncertainty is assessed and the low degree of uncertainty normally corresponds to the category of Measured resource.
    Indicated resource has a lower level of confidence than the Measured resource, but a higher level of confidence than the Inferred resource. A set of criteria (Table 15) on the degree of uncertainty is assessed and the medium degree of uncertainty normally corresponds to the category of Indicated resource.
    Inferred resource has the lowest level of confidence. A set of criteria (Table 15) on the degree of uncertainty is assessed and the high degree of uncertainty normally corresponds to the category of Inferred resource.
Estimation of Coal Resources is based on drill hole intercepts that the QP determines meet the requirements of a Point of Observation (POB). For structural and coal quality POB’s, the hole location must be accurately surveyed and geologically logged and typically would have downhole geophysical logs (gamma and density as minimum). A coal quality POB must also have coal quality analyses of at least 90% of the interval (ash and density as a minimum). Intervals with less than 90% core recovery do not qualify as quality POBs unless otherwise determined by the CP.
The definition of a sample point as a POB provides reasonable confidence that the parameters represented by that sample are valid; accurately located, appropriate lithology and downhole geophysics collected, adequately sampled and assayed by a registered laboratory. The POB then becomes the basis for estimating the properties of the surrounding coal. Analysis of the variability between neighbouring POB’s provides a measure of the distance that coal seam parameters can be extrapolated from a valid POB. This is done through geostatistical analysis based on precision tolerances from global estimation variance; also known as Drill Hole Spacing Analysis (DHSA). The DHSA method of resource classification is both valid and practical for coal deposits as compared to the more complex conditional simulation analysis.
To complete this study, the ArcMap 10.6 geostatistical extension was used to validate and view the normalcy of the input data and construct semi variograms. Once the semi variogram was plotted, the spherical model was fitted to the data using a calculated nugget, range and sill from the optimum model fit. This provides a mathematical function to explain the relationship between real-world values and distances between points. Then, the estimation variance was calculated for a range of test block sizes at varying sizes which in turn was converted to relative error at a 95% confidence. Lastly, the Resource classifications were defined based on

TECHNICAL REPORT SUMMARY WILPINJONG MINE
relative error precision tolerances of 10%, 20%, 50% for Measured, Indicated and Inferred respectively. These precision tolerances were developed by Bertoli et al (2013) regarding the area of a five-year period. From this study the classification radii, based on the distance of the error tolerance, were used to create Resource classification polygons with individual modifications from supporting data as the QP determines.
The geostatistical analysis was conducted on the raw ash and the thickness variables taken from the points of observation. The most variable result (that results in a smaller spacing) of either the raw ash or thickness is used as a base to classify the resources before any individual modifications are made. DHSA classifications at Wilpinjong were undomained for analysis and carried out by working sections.
The Resource and Reserve estimates as of December 31, 2023 were calculated using the classification polygons from the 2021 geostatistical study with the drillhole spacing radii highlighted in bold text in Table 14.

Seam	Parameter	Measured	Indicated	Inferred
M4	Coal Thickness	555	890	1935
	Raw Ash	450	720	1500
A12	Coal Thickness	415	770	1625
	Raw Ash	335	550	1010
B1	Coal Thickness	500	850	1685
	Raw Ash	405	705	1385
B23	Coal Thickness	820	1405	2805
	Raw Ash	505	900	1830
C1	Coal Thickness	370	585	1075
	Raw Ash	340	620	1310
D0	Coal Thickness	295	555	1200
	Raw Ash	345	655	1505
D1	Coal Thickness	170	330	730
	Raw Ash	380	680	1390
D2/DD2	Coal Thickness	545	870	1580
	Raw Ash	625	1000	1820
E1	Coal Thickness	945	1700	4070
	Raw Ash	495	910	1905
G	Coal Thickness	590	975	1885
	Raw Ash	390	745	1665
Table 14. Drillhole Spacing Radii (m) from Points of Observation derived from Geostatistics

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Source	Degree of Uncertainty
	Low	Medium	High
Exploration	No significant issues. Protocols consistent with industry standards.	Historical information may not capture the array of information now standard. Used in model where more recent infill drilling validates results.
Sampling method	Standard site operating procedures and guidelines.	Sampling sections of coal have changed over time to now sample in more detail. If recovery <90%, data not used. Quality trends across site is fairly consistent.
Sample Prep/Analysis	On site, ASTM accredited and independent contracted lab consistent with industry standards.	Increased uncertainty for older cores where sample preparation and testing procedure may not be recorded. Infilled with newer core holes for comparison.
Quality Assurance/Quality Control	Sample prep and analysis procedures follow ASTM and meet current industry standards. Laboratory is NATA certified. Quality is retested to confirm anything that looks abnormal.
Data Verification	Collar and survey are checked and corrected for minor inconsistencies. Holes with unresolved inconsistencies removed. Surveyed top of coal points are used to confirm drillhole structure and further define currently mined areas with minor structural variations.
Database	Location, geological and analytical data in the database verified to the QP's satisfaction. Unverified or questionable data inactivated and not used.
Geologic Modeling	Model is reconciled to production for quantity and quality on an annual basis.
Density	Borecore sample density and inherent moisture tested extensively across sites.
Quantitative analysis (Drillhole Spacing Analysis )	Wilpinjong Mine data was run undomained. Ash is the main constraint from the Drillhole Spacing Analysis. Measured drillhole radii for each deposit highlighted within Table 14	Other quality may have higher variability. They are managed through blending. They are not limiting factors for the resources. Indicated drillhole radii for each deposit highlighted withinTable 14.	Inferred drillhole radii for each deposit highlighted Table 14
Other Classification Criteria	Classification of high ash C1 and D0 plies is only applied in the west within the Pit 6 mine plan where a combination of lower ash, low/no incremental strip ratio and processing trials have found these plies economic.	Exposed open cut faces assist in assessing any small gaps within its vicinity in the classification polygons. This can positively affect (full standard coal face) or negatively affect (paleochannel) classification.
Cut Off Criteria (Cut-off grade and metallurgic recovery)	The cutoff grade of coal less than 50% ash (ad) is practical for this deposit. Quality is managed through blending. Strip ratio increases gradually, but the existing pit lengths allows average mineable strip ratio.
Mining Methods	Mature mining technology at existing operation.	Highwall mining or augering potential options within 500m of existing high walls.
Environmental and Social Considerations	Comprehensively mapped and identified features. Management plans in place.	Environmental or Cultural Heritage areas may have an increased uncertainty of eventual economic extraction due to social considerations,

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Costs	Long operating history with low cost variation
Prices	Well established domestic and export market with a number of longtime customers.
Table 15: Degree of Uncertainty

The following figures (Figure 16 to Figure 23) have the resource classification and points of observation plotted with the Resource Category component identified the resources that are being declared exclusive of the reserve.

765,000 mE
767,500 mE
770,000 mE
772,500 mE
775,000 mE
777,500 mE
Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
ML1840
ML1779
EL6169
ML1573
ML1795
ML1779
EL9399
ML1779
ML1795
EL7091
ML1795
ML1779
ML1779
EL6169

0 2
kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
M4 Resource

Datum: GDA94z55	File: C:\Users\I89052\OneDrive - Peabody\Documents\SEC \Wilpinjong\Resources
Issued: 20/02/24	Drawn: SS

Figure 16. Wilpinjong Mine Resource Classifications - M4 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE

765,000 mE
767,500 mE
770,000 mE
772,500 mE
775,000 mE
777,500 mE
Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
ML1846
ML1779
EL6169
ML1573
ML1795
ML1779
EL9399
ML1779
ML1795
EL7091
ML1795
ML1779
ML1779
EL6169
0
2
kilometers

Peabody

PEABODY AUSTRALIA

Wilpinjong
A12 Resource

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Energy Australia

Datum: GDA94z55	File: C:\Users\i89052\OneDrive - Peabody\Documents\SEC\Willpinjong\Resources
Issued: 21/02/24	Drawn: SS

Figure 17. Wilpinjong Mine Resource Classifications - A12 Seam

Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
EL6169
ML1779
ML1795
ML1573
EL9399
EL7091
EL6169

0 2
Kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
B1 Resource

	File: C:\Users\I60052\OneDrive - Peabody\Documents\SEC \Wilpinjong\Resources
Datum: GDA94z55	
Issued: 21/02/24	Drawn: SS

Figure 18. Wilpinjong Mine Resource Classifications - B1 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
ML1846
ML1779
EL6169
ML1573
ML1795
ML1779
ML1779
ML1795
ML1795
ML1779
ML1779
ML1795
EL7091
EL9399
EL6169
0
2
kilometers

PEABODY AUSTRALIA

Wilpinjong
B23 Resource

© COPYRIGHT 2017 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose other than which it was supplied without the prior consent of Peabody Energy Australia

Datum: GDA94z55	File: C:\Users\I89052\OneDrive - Peabody\Documents\SEC \Wilpinjong\Resources
Issued: 21/02/24	Drawn: SS

Figure 19. Wilpinjong Mine Resource Classifications - B23 Seam

Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6169
ML1846
ML1779
EL6169
ML1573
ML1795
ML1779
EL9399
ML1779
ML1795
ML1795
EL7091
ML1779
ML1779
EL6169

0 2
kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
D1 Resource

Datum: GDA94z55	File: C:\Users\i89082\OneDrive - Peabody\Documents\SEC Wilpinjong\Resources
Issued: 21/02/24	Drawn: SS

Figure 20. Wilpinjong Mine Resource Classifications - D1 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
EL6169
ML1846
ML1779
ML1573
ML1795
EL9399
EL7091
EL6169

0 2
kilometers

Peabody

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose other than which it was supplied without the prior consent of Peabody Energy Australia

PEABODY AUSTRALIA

Wilpinjong
D2 Resource

Datum: GDA94z56	File: C:\Users\I89052\OneDrive - Peabody\Documents\SEC \Wilpinjong\Resources
Issued: 21/02/24	Drawn: SS

Figure 21. Wilpinjong Mine Resource Classifications - D2/DD2 Seam
Figure 22. Wilpinjong Mine Resource Classifications - E1 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE

765,000 mE
767,500 mE
770,000 mE
772,500 mE
775,000 mE
777,500 mE
Resource Category
Measured
Indicated
Inferred
Resources Other
Measured
Indicated
Inferred
Crop line
Pt of Observation
Wilpinjong ML
Wilpinjong EL
Road
Rail
EL6199
EL6169
EL9399
EL7091
ML1846
ML1779
ML1573
ML1795
0
2
kilometers

PEABODY AUSTRALIA

Wilpinjong
G Resource

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Datum: GDA94z55	File: C:\Users\I89062\OneDrive - Peabody\Documents\SEC \Wilpinjong\Resources
Issued: 21/02/24	Drawn: SS

Figure 23. Wilpinjong Mine Resource Classifications - G Seam

11.4.    Coal Resource Estimates
Resources have been classified (Table 16 and Table 17) and reported in accordance with the Regulation S-K (Subpart 1300). Resources are classified into “Measured”, “Indicated” and “Inferred” categories based on the distribution of borehole intersections and coal quality data.
Estimation of the Coal Resources are mainly determined by geological criteria and property control boundaries along with the potential of current or future economic viability utilising available mining technologies. The criteria used to modify these Coal Resources to determine Coal Reserves are provided in Chapter 12. The Coal Resource estimates for Wilpinjong provided are on an insitu basis exclusive of these Coal Reserve estimates.
Modifying Factors for the generation of the Coal Resources includes:
•    The exclusion of the mined out Resource tonnes up to End of Month December 2023;
•    The known igneous intrusion zones have been excluded from the available Resource estimation areas;
•    The generation of Coal Resources have been limited to areas within lease boundaries;
•    The generation of Coal Resources have been limited to the base of weathering (including paleochannels);
•    The generation of Coal Resources is on an insitu basis
•    No minimum seam thickness is applied to the seams;
•    No loss or dilution assumptions have been applied;
•    Working section composites with Ash % (ad) >50% excluded from Resource
•    No strip ratio or depth cutoff applied
•    No recovery or yield cutoff applied
•    Northern boundary of resource limited to within 500m of current high wall extraction

TECHNICAL REPORT SUMMARY WILPINJONG MINE
The in-situ density grid utilized to generate resource estimates was calculated from the relative density grids and inherent moisture grids using the Preston and Sanders formula (Equation 1) assuming an in-situ moisture of 6% for Wilpinjong deposits.
Equation 1. Preston and Sanders Formula

TECHNICAL REPORT SUMMARY WILPINJONG MINE
11.5.    Coal Resource Statement

Tenement	Measured	Indicated	Inferred	Total
EL6919	38.4	8.6	1.0	48.0
EL7091	3.8	6.2	2.4	12.4
ML1573	20.2	4.0	0.8	25.0
ML1779	14	1.3	0.3	15.6
ML1795	14.2	2.4	0.9	17.5
ML1846	2.6	0.1		2.7
TOTAL	93.3	22.6	5.4	121.2
    Table 16. Coal Resources by Tenement (Mt)

	Measured				Indicated				Inferred				Total
Seam	Insitu Tonnes (millions)	%Ash (a.d)	%T.S. (a.d.)	Energy kcal/kg (a.d.)	Insitu Tonnes (millions)	%Ash (a.d.)	%T.S. (a.d.)	Energy kcal/kg (a.d.)	Insitu Tonnes (millions)	%Ash (a.d.)	%T.S. (a.d.)	Energy kcal/kg (a.d.)	Insitu Tonnes (millions)	%Ash (a.d.)	%T.S. (a.d.)	Energy kcal/kg (a.d.)
M4	4.0	30.3	0.50	5,188	1.6	30.7	0.49	5,143	0.4	30.1	0.50	5,181	6.0	30.4	0.50	5,176
A12	3.9	14.3	0.67	6,905	2.4	13.4	0.68	6,984	0.7	11.1	0.68	7,161	7.0	13.8	0.67	6,958
B1	7.7	29.7	0.43	5,513	2.4	29.5	0.44	5,541	0.2	27.2	0.53	5,720	10.4	29.7	0.44	5,524
B23	21.0	18.2	0.48	6,407	3.1	16.9	0.49	6,513	0.1	13.5	0.54	6,785	24.1	18.0	0.48	6,422
D1				-	3.2	27.9	0.43	5,645	3.0	31.0	0.40	5,399	6.2	29.4	0.42	5,526
D2/DD2	24.0	18.8	0.49	6,424	1.8	21.2	0.45	6,243	0.2	26.6	0.44	5,823	26.1	19.0	0.49	6,407
E1	22.6	26.0	0.57	5,853	3.0	24.2	0.58	5,994	0.2	25.7	0.57	5,863	25.7	25.8	0.57	5,870
G	10.1	31.6	0.54	5,351	5.1	32.8	0.52	5,242	0.5	30.6	0.53	5,437	15.7	32.0	0.53	5,318
Total	93.3	23.0	0.52	6,058	22.6	25.3	0.51	5,861	5.4	27.3	0.47	5,698	121.2	23.6	0.51	6,005
Table 17. Coal Resources by Seam (Mt)

TECHNICAL REPORT SUMMARY WILPINJONG MINE
11.6.    Comments from Qualified Person(s)
Although most of the Wilpinjong deposit is classified as Measured Resources, it is recommended that annual drilling programs are continued to assist with detailed mine planning options (open cut/ high wall mining / augering) and marketing strategies.
A portion of the declared resources sit within exploration leases where there remains a requirement to apply for, and be granted, a mining lease and associated permits to progress any extraction of these resources.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
12.    COAL RESERVE ESTIMATES
12.1.    Introduction
A Coal Reserve is the economically mineable part of a Measured and/or Indicated Coal Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies as appropriate that include application of Modifying Factors. Modifying Factors include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, and governmental factors. Such studies demonstrate that, at the time of reporting, extraction could reasonable be justified. Coal Reserves are sub-divided, in order of decreasing geological confidence, into Proven and Probable classifications.
    Proven Coal Reserves - Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of Reserves are well-established. A Proven Coal Reserve can only result from a Measured Coal Resource.
    Probable Coal Reserves - Reserves for which quantity and grade and/or quality are computed from information like that used for Proven Reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for Proven Reserves, is high enough to assume continuity between points of observation. Although a Probable Coal Reserve is typically associated with Indicated Coal Resources, it can also result from a Measured Coal Resource when the application of modifying factors present a higher risk to conversion of that Resource to a Reserve.
12.2.    Coal Reserve Estimates
12.2.1.    Reserve Classification
The following criteria were used to limit the Reserves estimate for the WPJ property
    Cutoff Grade – no specific cutoff grade has been applied, although most of the modelled coal in the WPJ project has an Ash Content of less than 50% (adb)
    Depth Cutoff – no specific depth cut-off, although all of the Resources modelled at Wilpinjong are less than 100m deep.
    Strip Ratio Cutoff – while no specific strip ratio cutoff has been applied, an assessment of scheduled strips has been completed and the ratios in the approved mining areas are lower than 8:1 BCM/ROMt
    Economic Cutoff – prior economic assessment (in 2021) using an anticipated long term price of $70USD(real)/tonne (NEWC Benchmark Thermal), and historic Activity Based Costs, had been undertaken on all scheduled mining blocks. Using those assumptions, all blocks scheduled in the LOM plan were considered to be economic. This assessment hasn’t been replicated in 2023, however the 2023 LOM financial model shows positive cashflows throughout.
    Reserves were estimated as of December 31, 2023
The LOM Plan projections and timing were developed by Peabody based on the pit layouts to maximize economic coal recovery recognizing seam thicknesses, strip ratio, property geometry, mining conditions and coal quality.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Pit Design Specifications recommended based on Geotechnical considerations are detailed below:

Pit Wall	Batter Angle (°)		Batter Height (m)	Overall Slope Angle (°)
	Weathered/ Paleo	Fresh
Pit 1	45	70	Up to 60*	70
Pit 2	45	70	Up to 60*	70
Pit 3	45	70	Up to 60*	70
Pit 4	45	70	Up to 60*	70
Pit 5	45	70	Up to 60*	70
Pit 6	45	70	Up to 60*	70
Pit 7	45	70	Up to 60*	70
Pit 8	45	70	Up to 60*	70
Low wall cuts	N/A	45	Up to 40	45
Dumps	37	37	Up to 40	37
* Where pit depth is greater than 60 metres, additional controls are evaluated and implemented into the highwall design.
Table 18. Pit Design Specifications

A mining model was developed in SPRY software to apply modifying factors and develop schedules, utilizing design block volumes and quality information from geologic model grids developed in Vulcan software. The output schedule of coal production from this process was used in the economic cash flow analysis.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Key assumptions used within the mining model are:
    Estimated Moisture Contents
o    Insitu – 6%
o    Run-of-Mine (ROM) and Product by Seam

Seam	ROM (and Bypass Product) Moisture (%)	Washed Product Moisture (%)
M4	9.7	11.2
A12	8.2	9.7
B1	10.4	10.5
B23	10.4	10.5
C1	9.0	10.0
D0	9.0	10.0
D1	7.9	9.5
D2	9.2	10.7
DD2	9.2	10.7
E1	7.3	9.3
G	7.8	10.6

Table 19. ROM and Washed Product Moisture Content by Seam

    Minimum Separable Parting – 0.2m
    Minimum Mineable Thickness – 0.2m

12.2.2.    Mining Loss and Dilution
Loss and Dilution assumptions are based on quantity and quality reconciliations performed in previous years and are summarized below. As per the following Table, each of the separable Ulan seam plies has different Loss and Dilution assumptions applied. These assumptions have been adjusted in recent years, based on the results of reconciliation against actual performance.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Seam / Ply	Top Seam Loss (m)	Bottom Seam Loss (m)	Top Seam Dilution (m)	Bottom Seam Dilution (m)
M4	0.05	0.02	0.05	0.05
A12	0.05	0.05	0.15	0.07
B1	0.05	0.05	0.05	0.05
B23	0.06	0.06	0.05	0.05
D1	0.05	-	0.05	-
D2	-	0.06	0.04	0.09
E1	0.07	0.05	0.05	0.09
G	0.13	0.13	0.06	0.02
Table 20. Typical Loss and Dilution Assumptions
12.2.3.    Coal Product Quality
Coal Qualities are reported in the following tables reporting Coal Reserves by Seam, Pit and Tenement.
12.2.4.    Reporting
Reserves are calculated utilizing the Mining Model developed in SPRY with previously described assumptions. Classification of Reserves is based on Resource classifications, converting Measured and Indicated Resources within the mine plan to Proven and Probable Reserves.
Following a review of Modifying Factors, a small area of Measured Resources within the Pit 8 mining area has been removed from the mine plan. This has been done due to community concerns associated with mining through identified sites of high cultural significance in that area. Although approval had previously been granted to mine through this area, the company has resolved to preserve the sites. This area has been removed from the estimation of Reserves.
Likewise, the mine’s approvals allow mining through the Cumbo Creek area, subject to the successful completion of a permanent stream diversion which is capable of sustaining sub-alluvial flows. Due to the high cost of establishment of this diversion, and the risk that it’s performance cannot be satisfactorily demonstrated, it is currently considered that the Cumbo Creek area is unlikely to ever be mined so this area has been left out the mine’s Life of Mine Plan, and the calculated Reserve for Wilpinjong.
Other than as described above, the level of geological certainty reflected in the classification of Measured and Indicated Resources is considered appropriate to convert these Resources planned to be mined in the LOM plan to Proven and Probable Reserves respectively.
12.3.    Coal Reserves Statement
Peabody estimates a total of 63.1Mt of ROM Reserves for the Wilpinjong opencut mine. Of the total ROM Reserve, 60.2Mt was assigned to the Proven category directly from the Measured Resource portion of the Moolarben and Ulan seams. The remaining 2.9Mt of ROM Reserve was assigned to the Probable category. Table 21 and Table 22 summarise the ROM Reserves, strip ratio and moisture content of the ROM Reserves.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

	Run of Mine (ROM)
Area	Proven @MROM (Mt)	Probable @MROM (Mt)	Total @MROM (Mt)	MROM (%)	ROM Ash (% - arb)	Strip Ratio (bcm/t)
ML1573	21.9	0.9	22.8	8.7	30.3	3.0
ML1795	-	-	-	-	-	-
ML1779	29.9	1.9	31.8	8.8	29.6	4.0
ML1846	8.3	0.2	8.5	9.0	31.4	4.9
TOTAL	60.2	2.9	63.1	8.8	30.1	3.7

Table 21. Open Cut Coal ROM Reserve by Tenement

	Run of Mine (ROM)
Seam	Proven @MROM (Mt)	Probable @MROM (Mt)	Total @MROM (Mt)	MROM (%)	ROM Ash (% - arb)
M4	3.2	0.01	3.2	7.9	42.7
A12	4.5	0.02	4.6	8.2	35.8
B1	4.7	0.12	4.8	10.4	30.6
B23	11.4	0.06	11.5	10.4	21.1
C1	3.0	0.04	3.1	9.0	43.3
D0	2.6	0.05	2.6	9.0	45.6
D1	-	2.58	2.6	7.9	28.6
D2	10.4	0.04	10.4	9.2	18.3
DD2	1.2	-	1.2	9.2	53.1
E1	13.1	-	13.1	7.3	31.6
G	6.1	-	6.1	7.8	35.4
TOTAL	60.2	2.9	63.1	8.8	30.1
Table 22. Open Cut Coal ROM Reserves by Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Table 23 summarizes the ROM Reserves on a Pit basis.

Area	Run of Mine Reserves	Quantity (Mtonnes) @100%	ROM Ash (% arb)	As - Recieved Moisture (%)	Inherent Moisture (%)
Pit 1	Proven Coal Reserves	1.7	30.4	8.4	2.7
	Probable Coal Reserves	0.2	29.5	9.4	3.3
	Pit Sub-Total	1.9	30.3	8.5	2.8
Pit 2	Proven Coal Reserves	-	-	-	-
	Probable Coal Reserves	-	-	-	-
	Pit Sub-Total	-	-	-	-
Pit 3	Proven Coal Reserves	7.7	27.1	8.3	2.9
	Probable Coal Reserves	0.3	30.4	7.9	2.9
	Pit Sub-Total	8.0	27.2	8.2	2.9
Pit 4	Proven Coal Reserves	-	-	-	-
	Probable Coal Reserves	-	-	-	-
	Pit Sub-Total	-	-	-	-
Pit 5	Proven Coal Reserves	2.5	35.0	8.2	2.6
	Probable Coal Reserves	0.3	39.8	8.5	3.0
	Pit Sub-Total	2.8	35.4	8.2	2.6
Pit 6	Proven Coal Reserves	23.9	31.7	9.0	2.9
	Probable Coal Reserves	0.5	23.5	8.0	3.4
	Pit Sub-Total	24.4	31.5	9.0	3.0
Pit 7	Proven Coal Reserves	-	-	-	-
	Probable Coal Reserves	-	-	-	-
	Pit Sub-Total	-	-	-	-
Pit 8	Proven Coal Reserves	24.4	29.1	8.9	3.0
	Probable Coal Reserves	1.5	29.9	8.0	2.8
	Pit Sub-Total	25.9	29.1	8.8	3.0
WILPINJONG TOTAL	Proven Coal Reserves	60.2	30.2	8.8	3.0
	Probable Coal Reserves	2.9	29.6	8.1	2.8
	TOTAL	63.1	30.2	8.8	3.0
Table 23. Open Cut Coal ROM Reserves by Pit

Open Cut Marketable Reserves
Marketable Product tonnages have been estimated by converting ROM tonnages using a practical yield based on a maximum density washing plan (F1.70) and historic bypass percentages by seam. Peabody estimate a Marketable Open Cut Reserve of 51.5 Mt within the Wilpinjong Open Cut. A summary of the Marketable Reserve is shown in the following Tables.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

	Marketable Product
Seam	Proven @MPROD (Mt)	Probable @MPROD (Mt)	Total @MPROD (Mt)	Prod Ash (% - adb)	Prod Sulphur (% - adb)	Prod CV kcal/kg (adb)	MPROD (%)
M4	1.8	0.01	1.8	21.8	0.45	6152	9.0
A12	2.8	0.01	2.8	19.7	0.67	6326	9.7
B1	4.5	0.12	4.6	32.1	0.42	5273	10.4
B23	9.5	0.05	9.6	16.2	0.48	6623	10.5
C1	1.9	0.02	1.9	32.2	0.34	5268	10.0
D0	1.4	0.02	1.4	34.1	0.49	5109	10.0
D1	-	2.58	2.6	30.1	0.41	5445	7.9
D2	10.1	0.04	10.2	19.2	0.54	6372	9.6
DD2	0.7	-	0.7	38.3	0.30	4751	10.5
E1	10.8	-	10.8	27.0	0.52	5712	8.8
G	5.0	-	5.0	31.6	0.50	5317	9.2
TOTAL	48.7	2.8	51.5	24.5	0.49	5922	9.6
Table 24. Open Cut Marketable Reserves by Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE

	Marketable Product
Area	Proven @MPROD (Mt)	Probable @MPROD (Mt)	Total @MPROD (Mt)	Prod Ash (% - adb)	Prod Sulphur (% - adb)	Prod CV kcal/kg (adb)	MPROD (%)
ML1573	18.0	0.8	18.8	25.0	0.50	5879	9.5
ML1795	-	-	-	-	-	-	-
ML1779	24.0	1.8	25.9	24.0	0.49	5965	9.6
ML1846	6.6	0.2	6.8	25.0	0.50	5875	9.8
TOTAL	48.7	2.8	51.5	24.5	0.49	5922	9.6
Table 25. Open Cut Marketable Reserves by Tenement

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Area	Marketable Reserves	Quantity (Mtonnes) @100%	Prod Ash (% - adb)	Prod Sulphur (% - adb)	Prod CV kcal/kg (adb)	MPROD (%)
Pit 1	Proven Coal Reserves	1.4	26.8	0.57	5724	9.4
	Probable Coal Reserves	0.18	29.2	0.50	5520	9.3
	Pit Sub-Total	1.6	27.1	0.56	5701	9.4
Pit 2	Proven Coal Reserves	-	-	-	-	-
	Probable Coal Reserves	-	-	-	-	-
	Pit Sub-Total	-	-	-	-	-
Pit 3	Proven Coal Reserves	6.5	21.7	0.50	6160	9.2
	Probable Coal Reserves	0.3	31.5	0.38	5328	8.0
	Pit Sub-Total	6.8	22.1	0.49	6120	9.1
Pit 4	Proven Coal Reserves	-	-	-	-	-
	Probable Coal Reserves	-	-	-	-	-
	Pit Sub-Total	-	-	-	-	-
Pit 5	Proven Coal Reserves	2.1	31.1	0.55	5363	9.3
	Probable Coal Reserves	0.3	41.9	0.33	4445	8.5
	Pit Sub-Total	2.4	32.3	0.52	5258	9.2
Pit 6	Proven Coal Reserves	19.2	25.5	0.51	5838	9.8
	Probable Coal Reserves	0.6	23.5	0.55	6006	8.0
	Pit Sub-Total	19.8	25.4	0.51	5843	9.8
Pit 7	Proven Coal Reserves	-	-	-	-	-
	Probable Coal Reserves	-	-	-	-	-
	Pit Sub-Total	-	-	-	-	-
Pit 8	Proven Coal Reserves	19.5	22.8	0.48	6065	9.8
	Probable Coal Reserves	1.5	30.6	0.36	5406	8.0
	Pit Sub-Total	21.0	23.4	0.47	6018	9.6
WILPINJONG TOTAL	Proven Coal Reserves	48.7	24.2	0.50	5948	9.7
	Probable Coal Reserves	2.8	30.3	0.41	5427	8.1
	TOTAL	51.5	24.5	0.49	5922	9.6
Table 26. Open Cut Marketable Reserves by Pit

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Maps
Maps of the Reserve areas by seam ply are displayed below.
Figure 24. Reserve Plan M4 Seam

Figure 25. Reserve Plan A12 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 26. Reserve Plan B1 Seam
Figure 27. Reserve Plan B23 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 28. Reserve Plan C1 Seam
Figure 29. Reserve Plan D0 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 30. Reserve Plan D1 Seam
Figure 31. Reserve Plan D2 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 32. Reserve Plan DD2 Seam
Figure 33. Reserve Plan E1 Seam

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 34. Reserve Plan G Seam

12.4.    Comments from Qualified Person(s)
The Reserves at Wilpinjong aren’t materially sensitive to Coal Prices, with low mining costs providing significant head-room against projected pricing. The mine is a medium to high ash producer (14-30% typically). If the market changes to favour low-ash (i.e. steepening of the price/ash curve) there are some washing strategies that may enable the mine to improve it’s value, but this will have a negative impact on the Marketable (and potentially some of the ROM) Reserves.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
13.    MINING METHODS
13.1.     Introduction
Conventional open cut mining methods are used at the Wilpinjong Coal Mine, with a low strip ratio allowing for relatively rapid pit advance.
13.2.    Mine Design
13.2.1.    Geotechnical Considerations
All Peabody Energy open-cut operations are required to have a geotechnical management system that provides a framework to assist relevant mining personnel (including contactors and consultants) relating to the application of sound ground control practices at their respective operations. A Geotechnical Hazard Management Plan (GHMP) is developed to ensure that Principal Hazards associated with geotechnical features of the mine environment are effectively managed.
Typical slope design parameters for excavations and dumps for Wilpinjong Mine are shown in the following sections. Local conditions may require variance to these parameters.
Excavated slopes at Wilpinjong are designed to the specifications detailed in Table 27.

Pit Wall	Batter Angle (°)		Batter Height (m)
	Weathered/ Palaeo	Fresh
Pit 1	45	70	Up to 60*
Pit 2	45	70	Up to 60*
Pit 3	45	70	Up to 60*
Pit 4	45	70	Up to 60*
Pit 5	45	70	Up to 60*
Pit 6	45	70	Up to 60*
Pit 7	45	70	Up to 60*
Pit 8	45	70	Up to 60*
Low wall cuts	N/A	45	Up to 40
Dumps	37	37	Up to 40
* Where pit depth is greater than 60 metres, additional controls must be evaluated and implemented into the highwall design. For example, catch benches, change to slope angle, increase to standoff distance and implementation of berms.

Table 27. Slope Design specifications for highwalls at Wilpinjong Coal Mine.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Dump design Parameters are as follows:
In-pit Dump
Dumping of all material is done in line with the Wilpinjong Dumping Guidelines and the site Load, Haul and Dump Procedure. The design of spoil/truck dumps takes into consideration the following parameters, shown in Figure 35.
    Overall Slope Angle should not exceed 37° (crest to toe angle).
    Lift heights should be 20 m and 40 m dump lifts with standoff distances of 10 m and 20 m for successive lifts.
    Dump height should be consistent with the natural stability of the material being dumped. In general, the higher the dump face, the greater the risk the dump face has of collapsing under the influence of the vehicle tipping.
    The surface of the dump shall be free draining and comply with dumping procedures.
    Seepage from the dump and natural groundwater inflow should be drained to sumps, and ponding at the toe of or within the in-pit dump should be kept to a minimum.
    The dump designs and slopes are such that the run of water reports to the site sedimentation dams.
    Reduced bench heights minimising the potential dump instability especially in weak material dumping spots.
    Maintain a minimum berm, safety windrow or stop log at the tip face of ½ wheel height of the largest vehicle using the dump thereby increasing the Factor of Safety (FoS).
    Where the base of the dump is subject to the influence of water or mud, recognise the requirement to dump short of the tip face;
    Where cracks appear tip short and seek supervisory and geotechnical advice, especially where cracking may be more severe than minor tension cracks due to dump settlement.
Figure 35. Waste spoil dump/truck dump design.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Out-of-Pit Waste Dumps
Out-of-pit waste dumps are comprised of either:
    20 m lifts with ~35-37o batter angles and a 10 m standoff between the crest and toe of successive lifts, or
    40 m lifts with ~35-37o batter angles and a 20 m standoff between the crest and toe of successive lifts.
13.2.2.    Hydrological Considerations
As part of the mine approvals process, detailed modelling of both surface and sub-surface hydrology has been undertaken. Monitoring programs for both surface and ground water are continued to enable regular updating and tuning of these models.
Water management activities are undertaken in accordance with the Mine’s water management system. In summary, water management for the Mine is based on the containment and re-use of mine water as well as the control of sediment laden water that may be potentially carried with runoff from disturbed areas. The key components of the Mine’s water management system include:
    Collection and re-use of surface runoff from disturbed areas;
    Capture and on-site containment of mine water, comprising groundwater inflows and incident rainfall-runoff to operational areas;
    Re-use of contained mine water for dust suppression over active surfaces (e.g. haul roads).
    Recycling of mine water associated with the CHPP and tailings disposal areas;
    Consumption of contained waters in the Mine water supply system;
    Management of treated sewage effluent in accordance with the OEH’s Environmental Guidelines for the Utilisation of Treated Effluent;
    Discharge of treated water via a water treatment facility to Wilpinjong Creek in accordance with EPL 12425
13.3.    Mine Plan
13.3.1.    Mining Process
The general sequence of open cut mining is as follows:
1.    Vegetation clearance and removal (including mulching).
2.    Topsoil/subsoil stripping by scrapers and/or dozers. Stripped topsoil is used directly in progressive rehabilitation or is placed in stockpiles for later re-use.
3.    Drilling and blasting of overburden, with some waste rock ‘cast blast’ into the adjacent mined-out strip.
4.    Dozer pushing of blasted overburden into the adjacent mined-out strip to expose the target seam, or removal with excavator and haul truck.
5.    Drilling and blasting plus ripping of coal/parting material.
6.    Mining of exposed coal seams by excavator and loading into haul trucks for transport directly to the ROM dump hopper or ROM pads.
7.    Interburden/parting material is then drilled and blasted, ripped, pushed or excavated and hauled to expose the underlying working coal sections.
8.    Coarse rejects and tailings from the CHPP are selectively placed within mine voids, waste rock emplacements and approved tailing storage facilities.
9.    Hauled overburden/interburden/parting material is strategically placed within mine voids and associated waste rock emplacements to develop the final landform.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
10.    Progressive landform profiling and rehabilitation of mine voids and waste rock emplacements. In some areas, temporary rehabilitation is undertaken to stabilise landforms until further mining operations are carried out in the future.
ROM coal is either hauled directly to a ROM dump hopper and conveyed to the CHPP for processing, or delivered to ROM pads and later rehandled to the ROM dump hopper using a front end loader and trucks.
The existing capacity of the ROM pads is over 2.5 million tonnes (Mt). Due to previous spontaneous combustion events on ROM pads that contained coal held on-site for an extended period, WCPL has put in place a risk identification system, whereby coal stockpiles that have a higher propensity to spontaneously combust are closely monitored (including physical inspections at daily intervals and/or use of thermal probes to identify areas of heating). In addition, after select ROM coal types have been stockpiled on-site for a designated period, they are prioritised for washing in the CHPP.
Coal removal is performed 12 hours/shift, 2 shifts/day, 7 days/week.
13.3.2.    Production Schedule
The current LOM plan mining sequence map is shown in Figure 36.
Figure 36. Mining Sequence Plan
The latest LOM projected the last year of production from WPJ is 2032. The detailed annual production statistics are projected in Table 28.
It should be noted that the plans developed for modelling the economics to support the estimates of Reserves were based on the Life of Mine Plans developed for Wilpinjong in mid-2023, using projected year-end face positions from a plan starting mid-May 2023. The Reserve estimates stated in this report are based on actual

TECHNICAL REPORT SUMMARY WILPINJONG MINE
face positions at the end of December, 2023. The difference between the projected and actual remaining Product Tonnes is not considered to be material to the economic modelling supporting the estimate of Reserves for Wilpinjong.
Table 28. LOM Production Schedule

13.4.    Mining Equipment and Personnel
Peabody is utilizing the following mining equipment at WPJ (Table 29).
Basic Mining Equipment (as of December 2023):

Mining Equipment Description	Make and Model	Number of Fleet
Excavator (overburden/coal)	R9350	4
	R9400	1
	Hitachi 5500	1
	CAT 6060	1
	R9250	1
	EX1200	1
Haul Trucks (overburden/coal)	CAT 789	20
	CAT 793	8
	MT4400	8
Dozers (open cut pit/product stockpile)	CAT D9	3
	CAT D10	7
	CAT D11	15
	CAT 854 G Wheel	1
Front End Loader	CAT 994K	2
Grader	CAT 14M	1
	CAT 16M	3
	CAT 24M	1
Water Trucks	Haulmax 3900	1
	20,000 Ltr Water Cart	3
Drill Rig	ROCD65	2
	PitViper235	2
	ReedrillSKS75	1
Scraper	CAT 637	1
Table 29. Current Mining Equipment

The type of mining equipment utilized by Peabody is suitable for the mining conditions experienced and expected at WPJ, with a long history of successful operation. Planned requirements for major earthmoving equipment throughout the LOM is as follows.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Table 30. Projected Mining Equipment Annual Hours
The current workforce is mostly sourced from the immediate surrounding area, with most people living within Mudgee. The current maximum workforce is ~720, with total required numbers fluctuating depending on equipment manning and maintenance requirements as the mine progresses.
14.    PROCESSING AND RECOVERY METHODS
14.1.    Introduction
ROM coal from the open cut pits at the Wilpinjong Coal Mine is transported via internal haul roads for direct dumping to the ROM hopper, or rehandled from a main or satellite ROM pad to the dump hopper.
14.2.    Coal Handling and Processing Plant
ROM coal is reclaimed at a rate of up to 1,600 tph from ROM Dump Hopper 1 and up to 1,400 tph from ROM Dump Hopper 2 to Sizing Station 1 and 2 respectively, via a feeder breaker. The broken coal is then screened, and if oversized, further crushed in separate sizers. Sized coal less than 50 millimetres (mm) is transferred to either a raw coal stockpile or a product coal stockpile (bypass coal). Raw coal is reclaimed from the raw coal stockpiles and is fed to the coal preparation plant at up to 1,400 tph.
Figure 37. Coal Handling and Loading Facilities Map.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Sized coal is washed in the raw coal and desliming screens, with fine coal/slimes (less than 0.7 mm) fed to the fine coal circuit, washed medium coal (greater than 0.7 mm and less than 2 mm) fed to the medium coal washing circuit and washed coal (greater than 2 mm) fed to the coarse coal circuit.
The fine coal circuit separates coal fines from slimes and comprises cyclones, spirals, centrifuges, a screen and a tailings thickener.
Tailings are pumped from the tailings thickener to the tailings filter press, which then dewaters the material to allow it to be conveyed to the reject bin.
The medium coal and coarse coal circuits comprise dense medium cyclones to separate the coarse rejects from the washed coal.
The fine and coarse rejects from the CHPP are then combined for co-disposal as a component of general ROM waste emplacement operations. Coal products from the CHPP are conveyed to the domestic and export product stockpiles for subsequent reclaim and loading to trains.
Figure 38. Coal Preparation Circuit Flowsheet
14.3.    Plant Yield
The various plies mined at Wilpinjong exhibit different washing characteristics. These characteristics are all modelled and wash/bypass decisions are based on this modelling, as well as the specific market requirements at the time.
The efficiency of the plant is monitored to ensure high levels of carbon recovery. The facilities allow the mine to make processing decisions that optimize the value of the coal depending on the current market conditions.
14.4.    Energy, Water, Process Material, Personnel Requirements
The coal handling facilities at Wilpinjong have been operational since 2006 with upgrades made several years ago to allow for current production levels, which are not planned to be exceeded in the future. The facilities are powered by existing power infrastructure, and water consumption is monitored and planned as part of the site Water Management strategy.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
15.    INFRASTRUCTURE
Most of the on-site infrastructure is centralized near the rail load-out loop. A notated aerial photo of the central infrastructure is shown in Figure 39.
Figure 39. Central Infrastructure Aerial View

The mine also maintains a series of haul roads, light vehicle access roads, communications towers and equipment, remote ‘ready-lines’ for mobile equipment (including mobile crib huts and light maintenance facilities) as well as water management infrastructure. Explosive storage facilities are also maintained away from the central infrastructure area.
To deliver the current LOM, some minor infrastructure (roads, small powerlines and a remote ‘ready-line’) will need to be re-located.
All off-site infrastructure required for the mine is already in place (power, rail, access roads, etc..) and no further changes are required to deliver the LOM plan.

Administration and Ancillary Buildings
As shown above, Wilpinjong has numerous administration buildings, workshops and warehouses located at the site. Additional temporary ‘remote ready-line’ and crib (lunchroom) facilities are also utilized across the sites. These facilities are adequate to support expected production.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Fuel Storage
Hydrocarbons used on-site include fuels (i.e. diesel and petrol), oils, greases, degreaser and kerosene. Several diesel storage tanks are located on-site of up to 110,000 L capacity. Oil is stored in self-bunded double-skinned oil storage tanks, and a self-bunded multiple compartment hydrocarbon storage tank is also maintained for storage of coolant and oil. Shipping containers are used for the storage of oil and grease pods.
Hydrocarbon storage facilities are constructed and operated in accordance with Australian Standard (AS) 1940:2004 The Storage and Handling of Flammable and Combustible Liquids and the NSW Work Health and Safety Regulation, 2011.
Explosive Storage
Explosives required for the Mine include initiating products and detonators, ammonium nitrate fuel oil and emulsion explosives. The explosives storage and blast reload facilities are currently located in Pit 1, however explosives storages would be periodically relocated as mining progresses. Explosives on-site are stored and used in accordance with AS 2187.2:2006 Explosives – Storage, Transport and Use – Use of Explosives. AS 2187.2:2006 details the requirements for the safe storage, handling and land transport of explosives, safe storage distances from other activities and bunding requirements
Roads
Wilpinjong has established all required roads for off-highway trucks and light vehicles to support daily operations. There is sufficient equipment, such as dozers, grader, water trucks, to continue to maintain and relocate those roads as needed for the current mine plan.
Rail and Train Loadout
A train loading facility capable of loading coal at a rate of approximately 4,500 tonnes per hour is located at the head of the rail loop within the mine infrastructure area. Coal is reclaimed from load out conveyors that run the length of the product coal stockpiles. Product coal is loaded onto trains 24 hours per day, seven days per week.
Coal is railed east to domestic power generation customers or to the Port of Newcastle for export. No coal is railed west of the Mine.
Coal Storages
In order to ensure product coal specifications are met, and to reduce mining related delays in pit operations, Wilpinjong maintains multiple ROM and Product stockpiles according to quality. Although efforts are made to reduce coal rehandle where possible, when required to be stored ROM coal is kept in open stockpiles in near proximity to the two ROM feeder bins to be processed as needed. A recent image depicting the current configuration of ROM stockpiles is shown below.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

SP01
SP02
SP03
SP04
SP05
SP06
SP07
SP08
SP09
SP10
SP13
SP14
SP17
SP18
BIN1
BIN2

N

WILPINJONG

Peabody

Wilpinjong Coal Mine Stockpile Locations

Figure 40. ROM Coal Stockpiles
Product Stockpiles are created from raw crushed coal, or from coal washed in the on-site washplant. Multiple piles are created according to ash/energy content, and then blended from these piles into the train loadout. A schematic of the Product Piles is shown below:
Figure 41. Product Coal Stockpile Schematic
Product Stockpile coal is placed by overhead conveyor structures, and withdrawn through recovery valves to be conveyed to the train loadout. Stockpile dozers are used to push coal to and from the valves when required in order to create additional stockpile capacity, or to maintain high recovery rates when loading trains.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Spoil Piles
Mined waste rock (including overburden and interburden) is progressively placed in mine voids behind the advancing open cut operations, once the coal has been removed. A combination of temporary and permanent out-of-pit waste rock emplacements are located adjacent to the open cut mining operations. Mine waste rock emplacements behind the advancing open cut are constructed to approximate the pre-mining topography. The waste rock emplacements are progressively shaped (as soon as reasonably practicable following disturbance) by dozers for rehabilitation activities (i.e. re-contouring, topsoiling and revegetation).
Some of the overburden is also utilised to construct internal walls for the tailings emplacements and visual bunds along select pit boundaries. Final landform levels and topography of the backfilled mine landforms generally approximate the pre mining topography, with some variations.
Water Supply and Management
See Section 13.2.2

Power Supply
The Wilpinjong Coal Mine receives electricity from a 66 kV supply system owned and operated by Essential Energy. Power is distributed by overhead cable or underground cable where necessary.
Power for remote ready-lines are typically provided by small on-site diesel generators where required.
Camp and Accommodation
There is no current on-site accommodation or camp. All personnel are from nearby towns and they drive in or out to the operations.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
16.    MARKET STUDIES AND MATERIAL CONTRACTS
16.1.    Introduction
The pricing information used to establish Coal Reserves includes internal, proprietary price forecasts and existing contract economics, in each case on a mine-by-mine and product-by-product basis. In general, price forecasts are based on a thorough analytical process utilizing detailed supply and demand models, global economic indicators, projected foreign exchange rates, analyses of price relationships among various commodities, competing fuels analyses, projected steel demand, analyses of supplier costs and other variables. Price forecasts, supply and demand models and other key assumptions and analyses are stress tested against independent third-party research (not commissioned by Peabody) to confirm the conclusions reached through our analytical processes, and our price forecasts fall within the ranges of the projections included in this third-party research. The development of the analyses, price forecasts, supply and demand models and related assumptions are subject to multiple levels of management review.
16.2.    Product and Market
Wilpinjong has a long-term Coal Supply Agreement with AGL to supply power plants located in the Hunter Valley. The contract allows for flexible quantity nominations.
The remaining production is sold on the Seaborne Thermal market (exported to other countries) into a large variety of customers predominately in Asia.
The ash of these products typically ranges from ~15% (6260kcal/kg GAR) to ~33% (5000kcal/kg GAR).
16.3.    Market Outlook
Several factors can influence thermal coal supply and demand and pricing. Demand is sensitive to total electric power generation volumes, which are determined in part by the impact of weather on heating and cooling demand, inter-fuel competition in the electric power generation mix (such as from natural gas and renewable sources), changes in capacity (additions and retirements), competition from other producers, coal stockpiles and policy and regulations. Supply considerations impacting pricing include Reserve positions, mining methods, strip ratios, production costs and capacity and the cost of new supply (greenfield developments or extensions at existing mines).
Internationally, thermal coal competes with alternative forms of electricity generation. The competitiveness and availability of natural gas, oil, nuclear, hydro, wind, solar and biomass varies by country and region. Seaborne thermal coal consumption is also impacted by the competitiveness of delivered seaborne thermal coal supply from key exporting countries such as Indonesia, Russia, Colombia, the U.S. and South Africa, among others. In addition, seaborne thermal coal import demand can be significantly impacted by the availability of domestic coal production, particularly in the two leading coal import countries, China and India, among others.
16.4.    Material Contracts
Consistent with general coal mining industry in Australia, Peabody maintains a number of supply agreements for various required elements of their operations, including for fuel, electricity, tyres and equipment supply and maintenance. It also has commitments with Port and Rail service and infrastructure providers to enable its products to be brought to market.
In terms of sales, Wilpinjong has a long-term ‘open-book’ Coal Supply Agreement with AGL, a domestic electricity generator. This supply agreement provides for a total amount of energy to be sold to AGL over a multi-year term. Traditionally this has amounted to ~7Mtpa of product coal, but with the retirement of the Liddell power station in early 2023, it has been modelled to reduce in line with customer requirements, and within flexible quantity nominations allowed in the contract.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
17.    ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT
17.1.    Environment Studies
Prior to the granting of Approvals for mining operations at Wilpinjong in 2006, an Environmental Impact Study (EIS) was completed to satisfy the Terms of Reference provided by the Director General of the Department of Infrastructure, Planning and Natural Resources (DIPNR), now known as the Department of Planning, Industry and Environment (DPIE). A summary of these requirements is listed below:

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Table 31. EIS Terms of Reference

Subsequent to this original EIS, as part of the Wilpinjong Extension Project, another EIS was prepared to address impacts generated by that project. Details of these studies are publicly available at https://www.peabodyenergy.com/Operations/Australia-Mining/New-South-Wales-Mining/Wilpinjong-Mine/Approvals,-Plans-Reports
Wilpinjong Coal Mine has an Environmental Management Strategy in place that has been developed to minimise environmental impacts and provides the strategic context for environmental management of the site. Existing management plans, monitoring programmes and control strategies include:
    a Noise Management Plan;
    a Blast Management Plan (including a Blast Fume Management Strategy);
    an Air Quality Management Plan;
    a Water Management Plan (including a Site Water Balance, an Erosion and Sediment Control Plan, a Surface Water Management and Monitoring Plan, a Groundwater Monitoring Program and a Surface and Groundwater Response Plan);
    a Biodiversity Management Plan;
    an Aboriginal Cultural Heritage Management Plan;
    a Waste Management Plan (including a Life of Mine Tailings Strategy);
    a Mining Operations Plan (incorporating a Rehabilitation Management Plan);
    a Spontaneous Combustion Management Plan;
    a Pollution Incident Response Management Plan;
    a Bushfire Management Plan; and
    an Environmental Monitoring Program.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
17.2.    Permitting
As of December 31, 2023, all required licenses and permits are in place for all current activities at operation of WPJ. These have been previously summarized in Table 5.
17.3.    Social and Community Impact
WCPL is an active contributor to the local community, making regular donations to local charities and events.
WCPL has a range of communication methods in place which enables it to share information with the local community. These methods include:
    Community Consultative Committee (CCC);
    Aboriginal Heritage Meetings;
    The Peabody Energy website - https://www.peabodyenergy.com/Operations/AustraliaMining/New-South-Wales-Mining/Wilpinjong-Mine
    Community Newsletters; and
    Regular ‘Have a Chat’ meetings which allows for ad hoc meetings with members of the community. The dates of the ‘Have a Chat’ meetings are posted on the Peabody Energy website for WCPL.
The WCPL CCC is run in accordance with NSW Planning and Infrastructure Guidelines for Establishing and Operating Community Consultative Committees for Mining Projects. CCC meetings allow WCPL to provide to the community a report on the progress of the mine as well as environmental performance. CCC meetings are held quarterly and include the following:
    An independent chairperson approved by the DPE;
    Council (MWRC) and National Parks and Wildlife Services (NPWS) representation;
    WCPL representation; and,
    Community representation.
WCPL has established a Complaint Response Protocol to respond to all community concerns. This Protocol involves operation of a community information and complaints hotline (Complaints line: 1300 606 625) which receives complaints from members of the public. WCPL also maintains a separate blasting hotline for blasting information (Blast hotline: 1800 649 783).
Complaints received from the community are logged in WCPL’s complaints management system, Consultation Manager.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
17.4.    Mine Reclamation and Closure
As part of WCPLs annual financial reporting obligations, a review of Asset Retirement Obligations (ARO) is required to be undertaken. This review estimates the cost of reclaiming the active parts of the mine, including works to remove mine infrastructure and otherwise meet the relinquishment requirements of the mine’s permit (Development Consent). The estimate also includes allowances for ‘post-closure’ costs such as required monitoring, completion surveys, project management etc…
The year end 2023 estimate for Asset Retirement Obligation at Wilpinjong is summarized below (in AUD):

Support Areas	$30.4m
Closure Costs	$40.0m
Ongoing Areas	$5.9m
TOTAL COSTS	$76.3m
Table 32. Asset Retirement Obligation Cost Summary
This estimate is captured in the mine’s LOM Financial Model.
17.5.    Comments from Qualified Person(s)
In the opinion of the Qualified Person, the current approach to matters of environmental compliance, permitting and community impacts generally is sound, and doesn’t present any current concerns with respect to the reporting of Resources or Reserves.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
18.    CAPITAL AND OPERATING COSTS
18.1.    Introduction
WPJ is an active operation with a long operating history. The LOM plans and financial models have been developed and updated on a regular basis. The coal and waste volumes, and product quality are developed from the detailed mine plan. The manpower requirements, operating costs and capital are estimated from the historic data and future mine plan requirements on regular basis.
18.2.    Operating Costs
The cost estimates used to establish Coal Reserves are generally estimated according to internal processes that project future costs based on historical costs and expected future trends. The estimated costs normally include mining, processing, transportation, royalty, add-on tax and other mining-related costs. Peabody’s estimated mining costs reflect projected changes in prices of consumable commodities (mainly diesel fuel, and explosives), labor costs, geological and mining conditions, targeted product qualities and other mining-related costs. Estimates for other sales-related costs (mainly transportation, royalty and add-on tax) are based on contractual prices or fixed rates.
Operating costs are projected based on historical operating costs and adjusted based on projected changes in staffing, hours worked, production, and productivity for mining areas in the LOM Plan. The LOM Plan operating cost projections are shown in detail in the following chart:
Table 33. LOM Operating Cost Schedule
These operating cost estimates are based on a substantial operating history, contain no contigency and are in the accuracy range of + - 15%.
18.3.    Capital Expenditures
WPJ will require capital expenditures each year for infrastructure additions/extensions, as well as for mining equipment rebuilds/replacements to continue producing coal. The capital expenditures are categorized according to Development and Facilities, Equipment and Land and Reserves. The capital expenditures in escalated AUD are shown in following chart. The capital expenditures have been projected based on mining equipment and infrastructure requirements, with pricing based on current costs.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Table 34. LOM Capital Cost Schedule

These capital cost estimates are based on a substantial operating history, contain no contingency and are in the accuracy range of + - 15%.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
19.    ECONOMIC ANALYSIS
19.1.    Macro Economic Assumptions
As part of the Life of Mine Financial Modelling process, several economic assumptions are determined internally within Peabody’s Corporate group. Key assumptions used for the current modelling are:

General Inflation:         2024            4.5%
                Beyond 2024        2.0%
(Note: multiple inflation rates are developed for different cost inputs – the values presented above represent the modelled general inflation index)

Royalties/Levys:    NSW Royalty on Opencut Coal – 8.2% of Revenue (less deductions), increasing to 10.8% in July 2024)
Other standard government levies (including Research Levy) are included.

Tax:            Australian Corporate Tax of 30%

Discount Rate:    10%

AUD:USD FX Rate:    2024             0.70
            2025 and beyond    0.72

Coal Prices:
Table 35. Projected Export Coal Prices (escalated - FOB Newcastle)
Coal sold domestically is priced according to the open-book principles of the Long Term Supply Agreement with AGL.
The average modelled sales price for Wilpinjong is compared to the broker consensus price for the Thermal benchmark coal (NEWC index) in the following chart (Note: the KPMG data is escalated beyond 2028 at 2.0% per annum). The Wilpinjong price shown is the average of all coal sold, so is expected to be lower than the NEWC benchmark in line with the average quality sold.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Figure 42. Projected average price compared to Broker Consensus of benchmark Thermal coal

19.2.    Cash Flow Model
The key results of the Financial Modelling are displayed below, with a summary of annual (undiscounted) cash flows, along with the economic viability metric of NPV at different discount factors. Other economic measures such as IRR and Payback Period are of limited informative value due to the low capital required in an operating mine with strong cashflows.
Table 36. LOM Projected Cashflows

Table 37. Financial Modelling KPIs
These results show that Wilpinjong exhibits strong projected cashflows throughout its planned life, which contribute to a high NPV10. Estimated high operational costs associated with longer waste haulage towards the end of the expected mine life are required as part of the mine’s closure obligations.

19.3.    Sensitivity Analysis
A high-level sensitivity analysis of the impact of changes in Sales Price, Cost, Productivity and Capital has been completed in the Financial Model. Sensitiviity to product grade has not been completed, but as a thermal coal product, changes to ash / energy content would have a direct effect on price. The results of this analysis are shown below. This analysis demonstrates the project value to be relatively robust, with positive NPVs reported across the range of values assessed.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
Table 38. Financial Model Sensitivity

TECHNICAL REPORT SUMMARY WILPINJONG MINE
20.    ADJACENT PROPERTIES
The Western Coalfield has a number of coal mining operations, of which the nearest are shown in Figure 43. Of importance to the operation at Wilpinjong, are the nearest mines (operator in brackets):
    Moolarben Coal Complex (Yancoal Australia Ltd).
o    This mine is located to the west of WPJ and extracts from the Ulan Coal Seam using both open cut and underground (longwall) methods. This mine has been operational since 2010, and occupies the area between 0 and 8 km west of Wilpinjong Pit 6, i.e. the approved Moolarben Open Cut 4, once active, will be excavated in an area immediately west of Pit 6.
    Ulan Mine Complex (Glencore).
o    This mine is located 11 km to the northwest of WPJ on the other side of the Goulburn River, although the bulk of the underground mine is located 12-14 km away. Ulan Mine Complex extracts from the Ulan Coal Seam using both open cut and underground (longwall) methods. Coal mining has occurred at Ulan since the 1920s, however the current open cut and underground operations commenced in the 1980s (Mackie, 2011).
    Bylong Coal Project (Kepco Bylong Australia)
o    located approximately 15 km to the south-east of WPJ, was a proposed project. In 2019, the Independent Planning Commission (IPC) found that the negative impacts of the project outweighed the mine’s benefits. Following a lengthy appeals process, in February of 2022 the High Court declined the proponents appeal and the project has subsequently been cancelled.

Additionally, Bowden’s Silver Project is a proposed silver mine near Lue. This is more than 25 km south of Wilpinjong. It received IPC project approval in April, 2023.
No information from adjacent properties has been used in the preparation of this Resource and Reserve estimate.

TECHNICAL REPORT SUMMARY WILPINJONG MINE

740000
750000
760000
770000
780000
790000
800000
810000
6460000
6450000
6440000
6430000
6420000
6410000
6400000
6390000
6380000
CASSILIS
TURILL
Talbragar River
Munmurra R
Krui River
DURRIDGERE
BURRYALL
GREEN HILLS
DURRIDGERE
Goulburn River
MUNMURRA
Ulan Mine
GOULBURN RIVER NP
TONGO
NEWCASTLE (150 km east)
ULAN
Wilpinjong Ck
Moolarben Mine
LEES PINCH
Goulburn R
GULGONG
WOLLAR
MUNGHORN GAP NR
GOULBURN RIVER NP
Mt Penny Project (cancelled)
Bylong Coal Project
BYLONG
Cooyal Ck
Cumbo Ck
Wollar Ck
Barigan Ck
KAINS FLAT
Bylong R
WOLLEMI NP
MUDGEE
Lawsons Ck
Bowdens Silver Project
Cudgegong River
LUE
AVISFORD NP
N
DUNGEREE
National Park
NSW State Forest
Biophysical Strategic Agricultural Land (BSAL)
Study Area
Locality
NSW coal title
Wilpinjong Coal title
Mining Licence boundary
Exploration Licence boundary
Scale: 400,000 at A4
GDA 1994 MGA Zone 55
0 2.5 5 10 15 20
kilometres
Wilpinjong Coal
Wilpinjong Extension Project

Figure 43. Adjacent Mining Projects

TECHNICAL REPORT SUMMARY WILPINJONG MINE
21.    OTHER RELEVANT DATA AND INFORMATION
Peabody reports greenhouse gas emissions from the Wilpinjong mine according to the requirements of the National Greenhouse and Energy Reporting Act 2007. Fugitive gas emissions released from the mining of coal are reported based on a model developed in accordance with the Method 2 guidelines developed under ACARP project C20005. The mine has established baseline emissions under the safeguard mechanism, and is not anticipating any additional costs associated with exceedance of emissions targets with its current plans.
There is no additional relevant information or data to be discussed.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
22.    INTERPRETATION AND CONCLUSIONS
The ability of Peabody, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring Reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permits and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company.
Coal mining is carried out in an environment where not all events are predictable. While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring. It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a coal mine will not occur.
22.1.    Geology and Resources
It is the opinion of the Qualified Person that the exploration data reviewed for the WPJ area is sufficient to reasonably interpret the geology of the area and to construct geological and coal quality models. WPJ has been conducting exploration and in-fill drilling programs on the property for many years.
The Qualified Person has reviewed the available studies and geological data on file for WPJ, and has the opinion that the exploration and geological work is thorough and conforms to reasonable standards. The results of the exploration and its interpretation have been consistent over time, lending confidence to the conclusions that have been reached. These include the following bulleted items.
    The WPJ geological model for the mining areas reasonably represent the drill hole and other data provided and are a reasonable interpretation of that data. The models are sufficient for use as the basis of Resource and Reserve estimates.
    Based on a review of historic performance and the forward projections the projected coal preparation plant yields are reasonable.
Coal sampling procedures, sample preparation; sample analysis and sample security procedures are adequate, within industry standards and sufficient to ensure representative sampling results
22.2.    Mining and Reserves
The Wilpinjong Mine has a solid operating history and has a significant number of drill holes, in order to determine Coal Resource and Reserve estimates and projected economic viability. The data has been determined by the Qualified Persons to be adequate in quantity and reliability to support the Coal Resource and Reserve estimates in this Technical Report Summary.
The Coal Reserve estimates are 51.5 million marketable (product) tonnes of surface mineable Reserves, at WPJ. These Reserves are economically mineable based on the historical mining, mine projections, historical and projected thermal coal sales prices, historical and projected operating costs, and capital expenditure projections for the LOM Plan.
22.3.    Environmental, Permitting and Social Considerations
As of December 31, 2023, all required licenses and permits are in place for all activities at the operation of WPJ. There remains a requirement to apply for, and be granted, a small Mining Lease in the north-west part of the mine, but there are no foreseen impediments to this process.
Many of these permits require regular monitoring, reporting, and renewals – these activities are a normal undertaking in the business of mining within NSW, AUSTRALIA.
Land reclamation is a vital part of the mining life cycle that is integrated with the mining process. WPJ is committed to being compliant with the Company’s Environmental policy and take responsibility for the environment, benefit our communities and restore the land for generations that follow. The historic performance on the reclamation activities and the projected future reclamation costs are supportive of the Reserve estimates at WPJ.
22.4.    Economic Analysis
Based on the results of the LOM Plan, the qualified persons of this report conclude that WPJ is economic, and pre-tax cash flows for proposed operations should generate a positive NPV, based on the saleable coal price levels and exchange rates forecast by Peabody.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
23.    RECOMMENDATIONS
23.1.    Geology and Resources
WPJ generally has sufficient exploration data to determine mineral Reserves, and most of the Resources within the Mine Plan footprint are considered to be at a Measured status. Future exploration work will be undertaken to provide geologic data primarily to improve the quality of the model to enable better planning of short term operations. This ‘in-fill’ drilling program is budgeted within the LOM financial model, and should be continued according to Peabody’s exploration drilling standards.
23.2.    Mining and Reserves
The Reserves at Wilpinjong aren’t materially sensitive to Coal Prices, with low mining costs providing significant head-room against projected pricing. The mine is a medium to high ash producer (14-30% typically). If the market changes to favour low-ash (i.e. steepening of the price/ash curve) there are some washing strategies that may enable the mine to improve it’s value, but this will have a negative impact on the Marketable (and potentially some of the ROM) Reserves. Continued monitoring of the price/ash curve and appropriate adjustment of the washing strategy to maximise value is recommended.
There are some plies within the mining footprint that have not been included in the LOM plan as they are inherently high in ash. When the premium paid for low-ash coal is low, there is a possibility that mining and processing these additional plies becomes an attractive option, as the incremental cost of production is quite low, and the lower ash coal can be blended to create a saleable product that offers more value than would otherwise be assumed. Currently, the amount of data collected for these plies is limited, and they are not used in any way to support the calculation of the Reserves in this report. Although considered unlikely, if in the future the long term view on low-ash price premiums is lowered, additional quality data on these plies may help to increase the Reserves which may be reported at this mine, and extend the expected Mine Life.
23.3.    Environmental, Permitting and Social Considerations
The mine requires the granting of a small mining lease in the north-west part of the mine to deliver all of the Reserves in this Technical Report Summary. Although there are no perceived obstacles to the successful granting of this lease area it is recommended that appropriate applications are submitted as required.
23.4.    Economic Analysis
The ability of Peabody, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, increasing strip ratio, the capabilities of management and mine personnel, level of success in acquiring reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permit renewals and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company. It is recommended that those factors should be assessed regularly according to the Company’s internal control and material changes are to be reflected in the future reserve estimates.

TECHNICAL REPORT SUMMARY WILPINJONG MINE
24.    REFERENCES

Bertoli, O., Paul, A., Casley, Z. and Dunn, D., 2013. Geostatistical drillhole spacing analysis for Coal Resource classification in the Bowen Basin, Queensland. International Journal of Coal Geology, 112, pp.107-113.

Resource Strategies, Wilpinjong Coal Project Environmental Impact Study, May 2005

Peabody Energy, Wilpinjong Extension Project Environmental Impact Study, 2016.

Peabody Energy, Wilpinjong Extension Project Feasibility Report, 2018.

Neilsen, B., Peabody Australia Wilpinjong Reserves Statement, Feb 2018.

Ewart, E., Peabody Australia Wilpinjong Resources Statement, Sep 2017.

Neilsen, B. & Ewart, E., Peabody Australia, Wilpinjong Technical Report Summary (as at Dec 2021), Feb 2022.

SEC, Modernization of Property Disclosures for Mining Registrants, Oct 2018

McCullough Robertson, Deed of Amendment and Restatement – Coal Supply Contract for Wilpinjong Coal Mine (between WCPL and AGL), Jan 2012.

WCPL, Wilpinjong Life of Mine Review, 2021

WCPL, Wilpinjong LOM Plan Financial Model, 2021

WCPL, Wilpinjong Life of Mine Review, 2023

WCPL, Wilpinjong LOM Plan Financial Model, 2023

Hutton A. 2009. Geological Setting of Deposits. pp. 40-84 In Kininmonth R.J. & Baafi E.Y. ed.Australasian Coal Mining Practice. Australasian Institute of Mining and Metallurgy, Monograph 12.

O’Brien, Meyers & Cameron, Standardised washability through advances in borecore data unification, Bowen Basin Symposium 2010.

KPMG, Coal Price and FX Market Forecasts December 2023/January 2024
Yoo E.K, Tadros N.K. and Bayly K.W. 2001, A compilation of the geology of the Western Coalfield: notes to accompany the 1:100 000 Western Coalfield geological maps (southern and northern parts), Geological Survey of New South Wales, Report GS2001/204

Websites:

Wilpinjong Public Plans and Reports, https://www.peabodyenergy.com/Operations/Australia-Mining/New-South-Wales-Mining/Wilpinjong-Mine/Approvals,-Plans-Reports

AGL Macquarie Presentation, 27 May 2015, https://www.agl.com.au/~/media/agl/about%20agl/documents/media%20center/asx%20and%20media%20releases/2015/1439987.pdf

TECHNICAL REPORT SUMMARY WILPINJONG MINE

Google Maps

Minview (NSW Government)

TECHNICAL REPORT SUMMARY WILPINJONG MINE
25.    RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT
This technical report summary has been prepared by Qualified Persons who are employees of the registrant. In their specific areas of expertise, these Qualified persons have contributed to the appropriate sections of this report. These Qualified Persons have also relied on the information provided by the Company for property control, marketing, material contracts, environmental studies, permitting and macro-economic assumptions as stated in Section 3.2, Section 16, Section 17, and Section 19. As the mine has been in operation for many years, the Company has considerable experience in those areas. The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from the Company is sound.